   As filed with the Securities and Exchange Commission on October 11, 2000

                                                       Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               CIDRA CORPORATION
            (Exact name of registrant as specified in its charter)

        Delaware                     3674                    06-1461666
                               (Primary Standard            (IRS Employer
     (State or other              Industrial             Identification No.)
     jurisdiction of          Classification Code
    incorporation or                Number)
      organization)

                               ----------------

                             50 Barnes Park North
                             Wallingford, CT 06492
                                (203) 265-0035
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ----------------

                                F. Kevin Didden
                      President & Chief Executive Officer
                               CiDRA Corporation
                             50 Barnes Park North
                             Wallingford, CT 06492
                                (203) 265-0035
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                               ----------------

                                With copies to:
  Frank J. Marco, Esq.       Michael Grillo, Esq.          Alan Dean, Esq.
  Lewis J. Geffen, Esq.     Gerard L. DePardo, Esq.     Davis Polk & Wardwell
   Mintz, Levin, Cohn,         CiDRA Corporation        450 Lexington Avenue
         Ferris,             50 Barnes Park North        New York, NY 10017
 Glovsky and Popeo, P.C.     Wallingford, CT 06492         (212) 450-4000
  One Financial Center          (203) 265-0035
    Boston, MA 02111
     (617) 542-6000

                               ----------------

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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       Title of each class        Proposed Maximum Aggregate      Amount of
 of securities to be registered       Offering Price(1)      Registration Fee(2)
--------------------------------------------------------------------------------
 Common Stock, $.001 par value
  per share ....................         $150,000,000              $39,600
--------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act, as amended.
(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued October 11, 2000

                                        Shares

                                  [CiDRA logo]
                                  COMMON STOCK

                                  -----------

CiDRA Corporation is offering shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We
anticipate that the initial public offering price will be between $    and $
per share.

                                  -----------

We have applied to list our common stock on the Nasdaq National Market under the symbol "CIDC."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                  Underwriting
                                  Price to        Discounts and      Proceeds to
                                   Public          Commissions          CiDRA
                                  --------        -------------      -----------
Per Share....................        $                 $                 $
Total........................       $                 $                 $

We have granted the underwriters the right to purchase up to an additional shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on      , 2000.

                                  -----------
MORGAN STANLEY DEAN WITTER
    CIBC WORLD MARKETS
         UBS WARBURG LLC
              THOMAS WEISEL PARTNERS LLC
                                                RAYMOND JAMES & ASSOCIATES, INC.

     , 2000

[INSIDE FRONT COVER--ARTWORK TO COME]

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   4
Risk Factors...............................................................   7
Special Note Regarding Forward-Looking Statements..........................  19
Use of Proceeds............................................................  20
Dividend Policy............................................................  20
Capitalization.............................................................  21
Dilution...................................................................  22
Selected Financial Data....................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations.............................................................  24

                                                                            Page
                                                                            ----
Business...................................................................  29
Management.................................................................  41
Related Party Transactions.................................................  50
Principal Stockholders.....................................................  52
Description of Capital Stock...............................................  54
Shares Eligible for Future Sale............................................  57
Underwriters...............................................................  60
Legal Matters..............................................................  63
Experts....................................................................  63
Where You Can Find Additional Information..................................  63
Index to Financial Statements.............................................. F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

   Until      , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   We were incorporated in Delaware on August 7, 1996. Our principal executive offices are located at 50 Barnes Park North, Wallingford, Connecticut 06492, and our telephone number is (203) 265-0035. Our web site address is www.cidra.com. The information contained on our web site is not incorporated by reference into this prospectus. We have included our web site address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our web site. CiDRA, the CiDRA logo and AgileWave are our trademarks. This prospectus also contains trademarks and trade names of other entities.

   Unless otherwise indicated, all information contained in this prospectus:

  . assumes that the underwriters do not exercise their over-allotment option;

  .  reflects a 2-for-1 split of our common stock effected on April 7, 2000;
     and

  . reflects the automatic conversion of all of our outstanding shares of preferred stock into 38,995,680 shares of common stock upon completion of this offering.

                               PROSPECTUS SUMMARY

   This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                               CiDRA Corporation

   We design, manufacture and market high-precision optical networking products, based upon our proprietary optical waveguide technology, for next-generation optical communications networks. Our products are designed to permit highly accurate wavelength tuning to enable increased functionality, flexibility and performance in optical networks. Our components serve as the building blocks for our high value-added module and subsystem solutions, which can actively route, condition and monitor, or manage, optical signals in real time. Our unique manufacturing process is highly automated and scalable and is designed to allow us to build customized wavelength management products in high volumes. Our target customers include major suppliers of optical networking equipment. We have recently received purchase orders from three large suppliers of optical networking equipment, including Cisco Systems and Corvis Corporation.

   Technological innovation and the widespread use of the Internet, Internet-based applications and corporate data networks have propelled the rapid growth in the volume of data traffic transmitted across communications networks. According to Ryan, Hankin & Kent, Inc., a leading market research and consulting firm, the transmission of data traffic is predicted to increase from 350,000 terabytes per month in 1999 to more than 16 million terabytes per month in 2003. Advanced next-generation optical networks built using new optical components, modules and subsystems will serve as a primary means of addressing this new demand.

   We are developing a family of AgileWave components, modules and subsystems to enable service providers to build next-generation optical networks, principally by offering the following features and functionality:

  . Higher Channel Counts. Our products can enable tighter channel spacings, thereby allowing higher channel counts.

  . Longer Reach, Greater Transmission Rates. Our products are being developed to enable longer reach and greater transmission rates for optical signals by providing critical monitoring and conditioning of signal impairments that degrade quality and system performance.

  . Increased Network Intelligence. Our AgileWave products are being developed to bring greater intelligence to the optical layer to allow communications service providers to more flexibly deliver bandwidth and accelerate the provisioning of network services to better serve and retain their customers.

  . Stability and Reliability. We believe our products offer distinct advantages over competing products in terms of thermal stability and the limitation of undesired movement of wavelengths, or drift, and can provide our customers increased network uptime and service reliability.

  . Cost-Effectiveness. We are developing the manufacturing capacity for high-volume production and offer several different products featuring a common or substantially similar packaging technology, thereby reducing our production costs.

   Our objective is to be a leading provider of cost-effective optical components, modules and subsystems for the optical networking industry and to enable a new level of network flexibility, reliability and intelligence for next-generation optical networks. In order to achieve this objective, a key element of our strategy is to leverage and expand our innovative technology platform to continue to develop precisely tunable, highly accurate and reliable optical networking products. We will use this technology platform together with our highly trained staff of optical engineers to rapidly respond to customer requirements for customized solutions. We are also implementing a scalable, efficient manufacturing process that we believe will enable us to deliver high quality and reliable products while also enabling us to scale production to large volumes.

                                  THE OFFERING

Common stock offered................
                                           shares

Common stock to be outstanding
after this offering.................       shares

Use of proceeds.....................    We anticipate we will use the net
                                        proceeds for general corporate
                                        purposes, including capital
                                        expenditures, product research and
                                        development activities, working
                                        capital and expansion of our sales
                                        and marketing operations. See "Use
                                        of Proceeds."

Proposed Nasdaq National Market
symbol..............................    CIDC

   The information above is based on the number of shares of common stock outstanding as of September 30, 2000 and assumes the conversion of all of our preferred stock outstanding as of September 30, 2000 into 38,995,680 shares of common stock upon the completion of this offering. It does not include:

  . 1,726,948 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2000 at a weighted average exercise price of $.83 per share;

  . shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2000 to purchase up to an aggregate number of shares equal to five percent of the common stock sold to the public in this offering at an exercise price equal to the initial public offering price;

  .      shares of common stock reserved for future awards under our stock plans; and

  . 500,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan, which will become effective upon completion of this offering.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                      Year Ended December        Six Months
                                              31,              Ended June 30,
                                     ------------------------  ---------------
                                      1997    1998     1999     1999    2000
                                     ------  -------  -------  ------  -------
                                                                (unaudited)
Statement of Operations Data:
Revenue............................. $  --   $   --   $   --   $  --   $   423
Loss from operations................ (2,418) (13,217) (21,491) (8,569) (12,697)
Net loss attributable to common
 stockholders....................... (2,375) (12,715) (21,056) (8,476) (12,592)
                                     ======  =======  =======  ======  =======
  Basic and diluted net loss
   attributable to common
   stockholders..................... $ (.72) $ (3.33) $ (3.39) $(1.50) $ (1.55)
                                     ======  =======  =======  ======  =======
  Shares used in computing basic and
   diluted net loss attributable to
   common stockholders..............  3,316    3,818    6,209   5,659    8,105
                                     ======  =======  =======  ======  =======
  Pro forma basic and diluted net
   loss per common share
   (unaudited)......................                  $  (.59)         $  (.31)
                                                      =======          =======
  Pro forma shares used in computing
   basic and diluted net loss per
   common share (unaudited).........                   35,798           40,840
                                                      =======          =======



   The summary balance sheet data as of June 30, 2000 are presented:

  .  on an actual basis;

  . on a pro forma basis to give effect to the conversion of all of our outstanding preferred stock into 38,995,680 shares of common stock upon the completion of this offering; and

  .  on a pro forma as adjusted basis to give effect to the receipt of the
     estimated net proceeds from the sale of the     shares of common stock
     in this offering at an assumed initial public offering price of $    per
     share after deducting underwriting discounts and commissions and estimated offering expenses.

                                                      As of June 30, 2000
                                                   ---------------------------
                                                                        Pro
                                                               Pro    Forma As
                                                    Actual    Forma   Adjusted
                                                   --------  -------- --------
                                                          (unaudited)
Balance Sheet Data:
Cash and cash equivalents......................... $103,947  $103,947  $
Working capital...................................   97,836    97,836
Total assets......................................  116,975   116,975
Long-term debt, less current portion..............    2,481     2,481
Manditorily redeemable convertible preferred
 stock............................................  150,425       --
Total stockholders' (deficit)/equity..............  (44,960)  105,465

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

   Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business

We have never been profitable and expect to incur losses for the foreseeable future

   We have never been profitable and expect to continue to incur losses for the foreseeable future. We incurred net losses of $239,000 in the period from our inception on August 7, 1996 through December 31, 1996, $2.4 million in 1997, $12.7 million in 1998, $21.1 million in 1999, and $12.5 million in the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $49.0 million. To date, we have not achieved profitability on a quarterly or annual basis. Due to lack of cash generated from operations, we have funded our operations through the sale of equity securities, bank borrowings and equipment lease financing. We have a large amount of fixed expenses and we expect to continue to incur significant and increasing manufacturing, sales and marketing, product development and administrative expenses. We had no revenue for the period from our inception on August 7, 1996 through December 31, 1999. For the six months ended June 30, 2000, our revenue of $423,000 was derived solely from the sale of industrial optical sensing products, which is no longer the principal focus of our business. We will need to generate revenue from optical networking products, the new focus of our business, while containing our expenses, to achieve and maintain profitability. We cannot assure you that we will ever generate sufficient revenue to achieve and maintain profitability.

We have only recently shifted the focus of our business to optical networking products therefore we have a limited operating history upon which you can evaluate our business and prospects

   We only recently shifted our business focus from industrial optical sensing products to optical networking products. As a result, we have only a limited operating history upon which you can evaluate our business and prospects. We find it difficult to forecast our prospects accurately, and we do not have meaningful historical financial data upon which to plan future operating expenses. We did not shift our focus to optical networking products until the first quarter of 2000, and we do not expect to begin commercial production of our first optical networking product until the fourth quarter of 2000. We have not yet generated any revenue from optical networking products. We face the risks and difficulties frequently encountered by early stage companies in a new and rapidly evolving market. The revenue and income potential of our products and business are, and the size of our market is, unproven. Our ability to sell products and achieve success will depend on, among other things, the level of demand for our products and our capacity to meet demand.

We expect our quarterly revenue and operating results to fluctuate and the price of our common stock could fall if quarterly results are lower than the expectations of securities analysts and you may lose all or part of your investment

   We expect our revenue and operating results to fluctuate. As of June 30, 2000, all of our revenue had been derived from the sale of industrial optical sensing products. As we expand our business focus on the development and sale of optical networking products, we expect that revenue from the sale of industrial optical sensing products will represent an increasingly smaller percentage of our revenue and that revenue from the sale of optical networking products will eventually represent the substantial majority of our total revenue. We anticipate that our revenue and operating results are likely to vary significantly from quarter to quarter in the future. It is likely that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock will likely decrease. A number of factors, many of which are discussed in other risk factors, may cause variations in our results of operations, including:

  .  cancellations of orders and shipment rescheduling;

  .  our manufacturing capacity and yields;

  . our ability to develop, introduce, manufacture and ship new and enhanced products in a timely manner without defects;

  .  the mix of our products sold; and

  . economic conditions and capital spending for optical networking equipment in the communications and related industries.

   A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development and general and administrative functions, are essentially fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed. As we expand our manufacturing capacity, we will incur expenses for expansion in one quarter that may not result in offsetting revenue until a subsequent quarter. New product introductions can also result in a mismatching of research and development expenses and sales and marketing expenses that are incurred in one quarter with revenue that is not received until a subsequent quarter when the new product is introduced. In addition, our quarterly results may be affected by fluctuations in our manufacturing yields as we begin volume production of our products. If growth in our revenue does not outpace the increase in our expenses, our results of operations could be seriously harmed. Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results will not be meaningful. You should not rely on our results for one quarter as any indication of our future performance.

We will only begin shipping the first of our optical networking products in the fourth quarter of 2000 and our success depends on the commercial acceptance of this product and the other optical products we have under development

   We will begin commercial shipments of our first optical networking product in the fourth quarter of 2000. Until we are able to diversify our sales by introducing other products, our optical networking revenues will be derived solely from sales of our athermal channel filter. Our success will depend on the commercial acceptance of this channel filter and our ability to develop and find customers for the additional optical networking products we have under development. In the near term, we expect that substantially all of our optical networking revenues will be derived from a small number of products.

We expect that we will rely on a limited number of customers and that sales to any single customer may vary significantly from quarter to quarter, which may cause our operating results to fluctuate

   We expect that our customer base will be limited and highly concentrated. We also expect that sales to any single customer may vary significantly from quarter to quarter. Customers in our industry tend to order large quantities of products on an irregular basis. This means that customers who account for a significant portion of our net revenue in one quarter may not place any orders in the succeeding quarter. These ordering patterns may result in significant quarterly fluctuations in our revenue and operating results. We do not expect that our customers will have any minimum purchase obligations, and they may stop placing orders with us at any time, regardless of any forecast they may have previously provided. Accordingly, any downturn in our customers' business could significantly decrease sales of our products to these customers. If current and future customers do not place significant orders, or if we lose key customers without a corresponding increase from other customers, our operating results would be harmed.

If we are unable to implement full-scale manufacturing capabilities for optical networking products or expand our manufacturing capacity in a timely manner when needed, we may have insufficient capacity, which will seriously harm our revenue

   We are currently in the process of completing our manufacturing capabilities for full-scale production of optical networking products in our facilities located in Wallingford, Connecticut. In addition, we plan to devote significant resources to expanding our manufacturing capacity for optical networking products in the future. We have no experience in manufacturing optical networking products in commercial volumes or in rapidly increasing our manufacturing capacity. We will be required to hire, train and manage significant numbers of additional manufacturing personnel in order to develop and increase our production capacity. There are numerous risks associated with implementing full-scale production capabilities and rapidly increasing capacity, including:

  .  the inability to procure and install the necessary equipment;

  .  lack of availability of manufacturing personnel;

  . lack of availability of additional manufacturing facilities in desirable locations on commercially reasonable terms;

  .  difficulties in achieving adequate yields from new manufacturing lines;
     and

  .  the inability to match future order volumes with capacity.

   If we are unable to develop or expand our manufacturing capacity in a timely manner, we may have insufficient capacity, which will seriously harm our business.

Because we depend on single or limited sources of supply for some of the materials, components and equipment used to manufacture our products, we could encounter difficulties in meeting scheduled product deliveries to our customers, which could cause customers to cancel orders

   We currently purchase several key materials and components used in our products from single or limited sources of supply. These key materials and components include optical waveguides, glass preforms and glass carriers. All of our products include optical waveguides as a core component. We currently purchase optical waveguides and stock preforms, which can be used to make optical waveguides. We have no guaranteed supply arrangements for any of these materials or components, which we generally purchase through purchase orders. As a result, these suppliers could terminate the supply of these materials and components at any time without penalty. Our failure to obtain these materials and components or other single or limited-source materials and components could delay or reduce our product shipments, which could result in lost orders, increase our costs, reduce our control over quality and delivery schedules or require us to redesign our products. If a significant supplier became unable or unwilling to continue to manufacture or ship materials or components in required volumes, we would have to identify and qualify an acceptable replacement. A delay or reduction in shipments caused by a need to identify and qualify replacement suppliers or a significant increase in our need for materials or components that cannot be met on acceptable terms could cause customers to cancel orders and would harm our business.

   We also depend on a limited number of manufacturers and vendors that make and sell the complex equipment that we use in our manufacturing process, such as lasers. In periods of high market demand, the lead times from order to delivery of this equipment could be as long as nine months. Delays in the delivery of this equipment or increases in the cost of this equipment could harm our operating results.

If we fail to manage our inventory levels for our manufacturing facilities effectively, we could incur additional costs or experience manufacturing delays

   Because we experience long lead times for materials and are often required to purchase significant amounts of these items far in advance of product shipments, we may not effectively manage our inventory levels. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the components or materials at a given time. For substantial increases in production levels, some suppliers may need six months or more lead time. If we overestimate our component and material requirements, we may have excess or obsolete inventory, which would increase our costs. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers, resulting in the loss of orders or customers.

If we do not achieve acceptable manufacturing yields in a cost-effective manner or achieve sufficient product reliability, our ability to ship products to our customers could be delayed and our revenue may suffer

   The manufacture of our products involves complex and precise processes. Changes in our manufacturing processes or those of our suppliers, or their inadvertent use of defective materials, could significantly reduce our manufacturing yields and product reliability. The majority of our manufacturing costs are relatively fixed. Accordingly, manufacturing yields are critical to our results of operations. Lower than expected production yields could delay product shipments and impair our gross margins. We cannot assure you that we will achieve acceptable manufacturing yields in the future.

   In some cases, existing manufacturing techniques involving substantial manual labor may not allow us to meet our production goals cost-effectively. We will need to develop new manufacturing processes and techniques that will involve higher levels of automation to increase our gross margins and achieve the price levels acceptable to our customers. However, we cannot assure you that we can achieve manufacturing cost levels that will fully satisfy our customer demands.

   Because we plan to produce many of our products to meet the specifications of our customers and to introduce new products and product enhancements regularly, we must effectively transfer production information from our product development department to our manufacturing group and coordinate our efforts with those of our suppliers. If we fail to effectively manage this process or if we experience delays, disruptions or quality control problems in our manufacturing operations, our shipments of products to our customers could be delayed, which could result in the loss of orders or customers.

If our customers do not qualify our products to be designed into their products and systems, we could lose significant customer sales and opportunities and may not be successful

   Optical networking equipment manufacturers often undertake extensive qualification processes prior to placing orders for large quantities of products like ours, because these products must function as part of a larger system or network. Once they decide to use a particular supplier's product or component, these customers design the product into their system. Suppliers whose products or components are not designed into a company's system are unlikely to make sales to that company until at least the adoption of a future redesigned system. Even then, many companies may be reluctant to design entirely new products into their new systems, as it could involve significant additional redesign efforts. If we fail in a potential customer's qualification process, we will lose the opportunity for significant sales to that customer for a lengthy period of time.

If our customers do not qualify our manufacturing lines for volume shipments, they may not purchase our products and our operating results would suffer

   Generally, optical networking equipment manufacturers do not purchase products like ours, other than in limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. Our existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with our customers. Although we have received ISO 9001 certification, customers may also require that we be registered under other quality standards, such as TL 9000. This customer qualification process determines whether our manufacturing lines meet the customers' quality, performance and reliability standards. If there are delays in qualification of our manufacturing lines, our customers may drop the product from a long-term supply program, which would result in significant lost revenue opportunity over the term of that program.

We expect a lengthy and variable qualification and sales cycle for our optical networking products which will make it difficult to predict the timing or probability of a sale and may cause us to have excess manufacturing capacity or inventory

   We expect our customers to expend significant efforts in evaluating and qualifying our products and manufacturing process. This evaluation and qualification process will likely result in a lengthy sales cycle. While potential customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses, expend significant management efforts, increase manufacturing capacity and order long-lead-time supplies prior to receiving an order. Even after this evaluation process, it is possible that a potential customer will not purchase our products. In addition, product purchases are frequently subject to unexpected delays. If we increase capacity and order supplies in anticipation of an order that does not materialize, our gross margins will decline and we will have to carry or write off excess inventory. Even if we receive an order, the additional manufacturing capacity that we add to service the customer's requirements may be underutilized in a subsequent quarter. Either situation could cause our results of operations to be below the expectations of investors and public market analysts, which could, in turn, cause the price of our common stock to decline. Our expected long sales cycles, as well as the practice of optical networking equipment manufacturers to sporadically place large orders with short lead times, may cause our revenue and operating results to vary significantly and unexpectedly from quarter to quarter.

If we are unable to commit to deliver sufficient quantities of our products to satisfy major customers' needs, we may not attract or retain orders and customers

   Optical networking equipment manufacturers typically require that suppliers commit to provide specified quantities of products over a given period of time. If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer's anticipated needs, we will lose the order and the opportunity for significant sales to that customer for a lengthy period of time. We need to increase manufacturing capacity significantly to enable us to commit to provide a large number of customers with specified quantities of products.

Our success depends upon our ability to develop and successfully introduce new and enhanced products that meet the needs of our customers in a timely manner

   Our success depends on our ability to anticipate our customers' needs and develop products that address those needs. The optical networking industry is characterized by rapid technological changes, frequent new product introductions, changes in customer requirements and evolving industry standards. We must continue to develop state-of-the-art products and introduce them commercially in order to be successful. Introduction of new products and product enhancements will require that we effectively transfer production processes from research and development to manufacturing and coordinate our efforts with the efforts of our suppliers to rapidly achieve volume production. If we fail to effectively transfer production processes, develop product enhancements or introduce new products that meet the needs of our customers as scheduled, our revenue may decline.

We must substantially expand our sales staff in order to increase market awareness and sales of our products or our revenue may not increase

   The sale of our products will require long and involved efforts targeted at several key departments within our prospective customers' organizations and will require the prolonged efforts of executive personnel and applications engineers working together with a number of dedicated salespersons. Currently, our sales organization is limited. We will need to expand our sales force in order to increase market awareness and sales of our products. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel and applications engineers we need. In addition, new hires will take time to reach full productivity. If we are unable to expand our sales operations, we may not be able to increase market awareness or sales of our products, which would prevent us from increasing our revenue.

Our optical networking products will be deployed in large and complex systems and may have defects that are not detected until after they have been installed, which could damage our reputation, cause us to lose customers and result in substantial costs

   Our optical networking products are designed to be deployed in large and complex optical networks. Because of the nature of these products, they can only be fully tested for reliability when deployed in networks for long periods of time. These products may contain undetected defects when first introduced or as new versions are released, and our customers may discover defects in our products only after they have been fully deployed and operated under peak stress conditions. In addition, our products are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. If we are unable to fix defects or other problems, we could experience, among other things:

  .  loss of customers;

  .  loss of revenue;

  .  damage to our brand reputation;

  .  failure to attract new customers or achieve market acceptance;

  .  increased service, warranty and insurance costs;

  .  diversion of development and engineering resources; and

  .  legal actions by our customers.

If we fail to manage our growth effectively, our business may not succeed

   Our ability to offer our products and successfully implement our business plan in a rapidly evolving market requires an effective planning and management process. We plan to continue to expand the scope of our operations and have increased the number of our employees substantially in the past twelve months. As of September 30, 1999 we had a total of 122 employees and as of September 30, 2000, we had grown to a total of 268 employees. We plan to hire a significant number of employees over the next few quarters. We currently have facilities in Wallingford, Connecticut and Houston, Texas. If we outgrow our current facilities, we will need to locate and obtain additional space. The commercial real estate market is extremely competitive and we may not be able to obtain additional needed space on reasonable terms, or at all. Our failure to obtain additional space could adversely impact our ability to expand our business and operations and increase our revenue. The increase in employees and the growth in our operations, has placed, and will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures and continue to expand, train and manage our work force. The failure to effectively manage our growth could adversely impact our ability to manufacture and sell our products, which could reduce our revenue.

We may experience increased competition, which could reduce our sales and gross margins, or cause us to lose market share

   Competition in the optical networking product market in which we compete is intense. We face competition from many companies, including Avanex Corporation, Corning Incorporated, JDS Uniphase Corporation, Lucent Technologies Inc., New Focus, Inc. and Nortel Networks Corporation. Additional competitors may enter the market, and we are likely to compete with new companies in the future. Many of our competitors are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products. In addition, several of our competitors have large market capitalizations or cash reserves, and are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. For example, JDS Uniphase Corporation recently acquired E-Tek Dynamics and announced the acquisition of SDL, Inc. These and similar acquisitions could give our competitors a strategic advantage. In addition, potential customers may be acquired by our competitors, in which case they would be less likely to purchase products from us. Alternatively, some of our competitors may spin-out new companies in the optical networking components market. For example, Lucent Technologies recently announced that it will spin-off its microelectronics business, which includes the optoelectronics components and integrated circuits division. These companies may compete more aggressively than their former parent companies due to their greater dependence on our markets. Many of our potential competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition, more extensive customer bases, better developed distribution channels and broader product offerings than we have. These companies can take advantage of their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. As a result of the foregoing factors, competitive pressures may result in price reductions, reduced margins and loss of market share.

We depend on a number of key personnel to manage our business effectively, and if we are unable to hire additional qualified personnel or retain existing personnel, our ability to sell our products could be harmed

   Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing, manufacturing and support personnel, particularly F. Kevin Didden, our President and Chief Executive Officer, Faye A. Iseley, our Vice President, Chief Financial Officer, Alan D. Kersey, Ph.D., our Vice President, Chief Technology Officer, and John V. Viega, our Vice President, Operations. Although our executive officers have entered into employment agreements, they may terminate these agreements without notice. The loss of the services of any of these individuals or any of our other senior management or key employees could seriously impair our ability to operate.

   In order to implement our business plan, we must hire a significant number of additional employees, particularly engineering, sales and manufacturing personnel. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful. Competition for highly skilled personnel is intense. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs, which could adversely impact our ability to manufacture and sell our products.

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively

   Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our intellectual property rights relating to our optical networking products. We attempt to protect our proprietary technology by relying on patent, trademark, service mark, copyright and trade secret laws. As of September 30, 2000, we owned two U.S. patents and had 27 pending U.S. patent applications and ten pending foreign patent applications for technology related to our optical networking products. We cannot assure you, however, that the patent applications that we have filed will be approved, that any patents that may issue will protect our intellectual property or that any patents issued will not be challenged by third parties. Furthermore, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We also rely on confidentiality procedures and contractual provisions with our employees, consultants and corporate partners. The steps we take to protect our intellectual property may be inadequate, time consuming and expensive. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business.

Necessary licenses of third-party technology may not be available to us or may be very expensive, making it difficult or impossible to develop new products and product enhancements

   From time to time we may be required to license technology from third parties to sell existing products, to develop new products or for product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any required third-party license could require us to obtain or develop substitute technology of lower quality or performance standards or at greater cost, either of which could prevent us from operating our business.

We may become subject to intellectual property litigation, which could divert management attention, cause us to incur significant costs and prevent us from selling certain products

   There has recently been significant litigation in the United States involving patents and other intellectual property rights. There has been, and we expect that there will continue to be, an increasing amount of this litigation in our industry. Many patent holders aggressively use their patent portfolios to realize the value of their proprietary rights or to bring infringement claims against their competitors. We have occasionally been contacted by patent holders regarding our interest in licensing their patents, and we may in the future receive claims that we are infringing on the patent rights of third parties. As a result, third parties may bring litigation against us alleging infringement of their intellectual property rights. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would consume management time and divert attention. Any potential intellectual property litigation also could force us to do one or more of the following:

  . stop selling, incorporating or using our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on commercially reasonable terms, or at all; or

  . redesign the products so that they no longer use the challenged technology.

   If we are forced to take any of these actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

   We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

We may face risks associated with international sales that could harm our financial condition and results of operations

   We plan to increase our international sales activities. Our international sales will be limited if we cannot establish relationships with international distributors, establish foreign sales operations and develop international sales channel management, hire personnel and develop relationships with international service providers. In addition, in the future we may choose to expand our manufacturing capabilities by opening manufacturing facilities overseas. Even if we are able to successfully establish international operations, we may not be able to maintain or increase international market demand for our products. Our international operations will be subject to the following risks:

  . greater difficulty in accounts receivable collection and longer collection periods;

  .  difficulties and costs of staffing and managing foreign operations;

  .  the impact of recessions in economies outside the United States;

  .  unexpected changes in regulatory requirements;

  .  export restrictions;

  .  trade barriers;

  .  political instability; and

  .  potential adverse tax consequences.

   While we expect our international revenue and expenses to be predominantly in U.S. dollars, a portion of our international revenue and expenses may be denominated in foreign currencies in the future. Accordingly, we could experience the risks of fluctuating currencies and may choose to engage in currency hedging activities to reduce these risks.

We may need additional financing for our future capital needs, which we may not be able to obtain

   Because of our expected negative cash flow, we may need to raise additional funds in the future, which we may not be able to do. Based on our current operating plans, we anticipate that the net proceeds from this offering, together with available funds, will be sufficient to meet our anticipated needs for at least 12 months following this offering. We may need additional financing sooner if we:

  .  decide to expand faster than planned;

  .  develop new or enhanced products ahead of schedule;

  .  fail to achieve our anticipated levels of revenue;

  .  need to respond more quickly than anticipated to competitive pressures;
     or

  .  decide to acquire complementary products, businesses or technologies.

   We may not be able to raise additional funds on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would seriously harm our business and results of operations. In addition, if we raise additional funds through the sale of equity or convertible debt securities, your percentage ownership will be reduced. These transactions may dilute the value of the stock outstanding. We may also have to issue securities that have rights, preferences and privileges senior to our common stock.

Risks Related to Our Industry

If the Internet does not continue to expand and next-generation optical networks are not deployed to satisfy the increased bandwidth requirements as we anticipate, demand for our optical networking products may decline
   Our future success depends on the continued growth of the Internet as a widely-used medium for commerce and communications, the continuing increase in the amount of data transmitted over communications networks, and the emergence of next-generation optical networks to meet the increased demand for bandwidth. If the Internet does not continue to expand as a widespread communications medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for our optical networking products may not develop. Future demand for our products is uncertain and will depend to a great degree on the continued growth and upgrading of optical networks. If this growth does not continue, demand for our products may decline, which would adversely affect our revenue.

The optical networking product market is new and unpredictable, and if this market does not develop and expand as we anticipate, demand for our optical networking products may decline

   The optical communications market is new and characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Because this market is new, it is difficult to predict its potential size or future growth rate. Widespread adoption of optical networks is critical to our future success. Communications providers and other end-users of networking equipment who have invested substantial resources in their existing copper lines or other systems may be reluctant or slow to adopt a new approach, like optical networks. Our success in generating revenue in this emerging market will depend on:

  .  developing, maintaining and enhancing our relationships with customers;

  . educating our potential customers about how our optical components can be used to build next-generation optical networks; and

  . our ability to accurately develop and manufacture our products to meet industry standards.

The optical networking component industry is experiencing declining average selling prices, which could cause our gross margins to decline and harm our operating results

   The optical networking component industry is experiencing declining average selling prices as a result of increasing competition and greater unit volumes as communications service providers continue to deploy optical networks. We anticipate that average selling prices will continue to decrease in the future in response to product introductions by competitors, price pressures from significant customers and greater manufacturing efficiencies achieved through increased automation in the manufacturing process. These price declines may contribute to a decline in our gross margins, which could harm our results of operations.

Risks Related to the Securities Markets and this Offering

There may be sales of a substantial amount of our common stock as soon as 90 days after this offering by our current stockholders, and these sales could cause our stock price to fall

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. As of September 30, 2000, our executive officers, directors and substantially all of our
stockholders, who held an aggregate of     shares of our common stock, or over
 % of our total outstanding shares, had executed lock-up agreements that prevent them from selling or otherwise disposing of our common stock for a period of 180 days from the date of this prospectus, without the prior written approval of Morgan Stanley & Co. Incorporated. When these lock-up agreements
expire, an aggregate of     shares will be eligible for sale, in some cases
subject only to the volume, manner of sale and notice requirements of Rule 144 under the Securities Act. Morgan Stanley & Co. Incorporated, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

   Notwithstanding the 180-day lock-up period, 25% of the locked-up shares,
excluding shares held by our executive officers but including     shares held
by our directors, may be released from these restrictions beginning 90 days from the date of this prospectus. This release will occur if the last reported sale price of our common stock is at least two times the initial public offering price per share for 20 of the 30 trading days (including the 30th day) preceding the 90th day after the date of this prospectus. Of these shares
to be released,     shares will be eligible for sale, in some cases subject
only to the volume, manner of sale and notice requirements of Rule 144. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

Future issuances of preferred stock may dilute the rights of our common stockholders

   Our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, privileges and other terms of these shares. The board of directors may exercise this authority without the approval of the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

Anti-takeover provisions of Delaware law and our charter could make a third-party acquisition of us difficult

   Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 will prohibit us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent someone from acquiring or merging with us. In addition, our certificate of incorporation and bylaws also contain certain provisions that may make a third party acquisition of us difficult, including:

  . a classified board of directors, with three classes of directors each serving a staggered three-year term;

  .  the ability of the board of directors to issue preferred stock; and

  . the inability of our stockholders to call a special meeting or act by written consent.

Insiders will continue to have substantial control over us after this offering and could delay or prevent a change in our corporate control, which may negatively affect your investment

   We anticipate that our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately % of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Our management will have broad discretion as to the use of proceeds from this offering

   Our management will have broad discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

There has been no prior market for our common stock and a public market for our securities may not develop or be sustained, which could make it more difficult for you to sell your stock

   Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade subsequent to the completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance.

You will experience immediate dilution in the book value per share of the common stock you purchase

   Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed initial public
offering price of $    per share, if you purchase shares of common stock in
this offering, you will suffer immediate and substantial dilution of $    per
share in the net tangible book value of the common stock. See "Dilution" for a more detailed discussion of the dilution you will incur in this offering.

We expect to experience significant volatility in our stock price, which could cause you to lose all or part of your investment

   We expect the market price of our common stock to fluctuate significantly in response to a number of company specific factors, some of which are beyond our control, including:

  .  quarterly variations in our operating results;

  .  changes in financial estimates by securities analysts;

  .  changes in market valuations of optical networking companies;

  . announcements by our competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

  .  any loss by us of a major customer;

  .  additions or departures of key management or engineering personnel;

  . any deviations in our net revenue or in losses from levels expected by securities analysts;

  .  future sales of our common stock; and

  . fluctuations in the trading volume of our common stock, which are particularly common among highly volatile securities of optical networking companies.

   The market prices for stocks in optical networking companies, particularly following an initial public offering, frequently increase to levels that bear no relationship to their operating performance. If our common stock experiences such an increase, the increase will likely not be sustainable and our stock price can be expected to fluctuate significantly.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of     shares of common
stock in this offering will be approximately $    million after deducting
estimated offering expenses of $    and underwriting discounts and commissions
and assuming an initial public offering price of $    per share. If the over-
allotment option is exercised in full, we estimate that our net proceeds will
be approximately $    million.

   Our management will have broad discretion as to the use of proceeds from this offering. We currently anticipate that we will use the proceeds of this offering for general corporate purposes, including capital expenditures, product research and development activities, working capital and expansion of our sales and marketing operations. We have not determined the amounts we may spend on any of these purposes or the timing of any expenditures, and we may allocate the net proceeds among these purposes, or other purposes, as we deem necessary or appropriate. The amounts that we actually expend for these and other purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. A portion of the net proceeds may also be used to acquire products, technologies or businesses that are complementary to our current and future business and product lines. We have no current plans, agreements or commitments for acquisitions of any businesses, products or technologies. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   Since April 28, 2000, we have been obligated to pay a cash dividend of $.24 per year on each outstanding share of our Series A preferred stock. This obligation will end upon the completion of this offering, when all outstanding shares of Series A preferred stock will be converted into common stock. We have never paid or declared any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

                                CAPITALIZATION

   The following table presents the following information:

  .  our actual capitalization as of June 30, 2000;

  . our pro forma capitalization reflecting the conversion of all outstanding shares of preferred stock into 38,995,680 shares of common stock upon the closing of this offering; and

  . our pro forma as adjusted capitalization reflecting the sale of the shares of common stock in this offering at an assumed initial public
     offering price of $    per share after deducting underwriting discounts
     and commissions and estimated offering expenses.

   This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those financial statements appearing elsewhere in this prospectus.

                                                      As of June 30, 2000
                                                   ----------------------------
                                                                         Pro
                                                               Pro     Forma As
                                                    Actual    Forma    Adjusted
                                                   --------  --------  --------
                                                     (in thousands, except
                                                          share data)
                                                          (unaudited)
Long-term debt (net of current portion)........... $  2,481  $  2,481    $
                                                   --------  --------    ----
Mandatorily redeemable convertible preferred
 stock, $.01 par value; 7,020,000 shares
 authorized, 6,499,280 shares issued and
 outstanding actual; 7,020,000 shares authorized,
 no shares issued and outstanding pro forma; no
 shares authorized, issued and outstanding pro
 forma as adjusted................................  150,425       --
                                                   --------  --------    ----
Stockholders' Equity:
Common stock, $.001 par value; 62,720,000 shares
 authorized, 9,449,294 shares issued and
 outstanding actual; 62,720,000 shares authorized,
 48,444,974 shares issued and outstanding pro
 forma; 300,000,000 shares authorized,     shares
 issued and outstanding pro forma as adjusted.....        9        48
Additional paid-in capital........................   11,279   161,665
Deferred compensation.............................   (7,271)   (7,271)
Accumulated deficit...............................  (48,977)  (48,977)
                                                   --------  --------    ----
  Total stockholders' (deficit) equity............  (44,960)  105,465
                                                   --------  --------    ----
    Total capitalization.......................... $107,946  $107,946    $
                                                   ========  ========    ====

   The outstanding share information excludes:

  . 1,726,948 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2000 at a weighted average exercise price of $.83 per share;

  . shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2000 to purchase up to an aggregate number of shares equal to five percent of the common stock sold to the public in this offering at an exercise price equal to the initial public offering price;

  .      shares of common stock reserved for future awards under our stock plans; and

  . 500,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan, which will become effective upon completion of this offering.

                                   DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of common stock.

   Our pro forma net tangible book value at June 30, 2000, was $105.5 million, or $2.18 per share, based on 48,444,974 shares of our common stock outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering. After
giving effect to the sale of     shares of common stock by us at an assumed
initial public offering price of $    per share, less the underwriting
discounts and commissions and our estimated offering expenses, our pro forma
net tangible book value at June 30, 2000, would be $    million, or $    per
share. This represents an immediate increase in the pro forma net tangible
book value of $    per share to existing stockholders and an immediate
dilution of $    per share to new investors purchasing shares at an assumed
initial public offering price of $    per share. The following table
illustrates this per share dilution:

Assumed initial public offering price per share......................       $
  Pro forma net tangible book value per share as of June 30, 2000.... $2.18
  Increase per share attributable to new investors...................
                                                                      -----
Pro forma net tangible book value per share after this offering......
                                                                            ----
Dilution per share to new investors..................................       $
                                                                            ====

   The following table shows on a pro forma basis at June 30, 2000, after giving effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 38,995,680 shares of common stock upon the closing of this offering the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 48,444,974      %  $152,461,327      %    $3.15
New investors.................                                           $
                               ----------   ---   ------------   ---     -----
  Total.......................              100%  $              100%
                               ==========   ===   ============   ===     =====

   Assuming the underwriters' over-allotment option is exercised in full, sales by us in this offering will reduce the percentage of shares held by existing stockholders to % and will increase the number of shares held by new
investors to    , or  %. This information is based on shares outstanding as of
June 30, 2000. It excludes:

  . 1,726,948 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2000 at a weighted average exercise price of $.83 per share;

  . shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2000 to purchase up to an aggregate number of shares equal to five percent of the common stock sold to the public in this offering at an exercise price equal to the initial public offering price;

  .      shares of common stock reserved for future awards under our stock plans; and

  . 500,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan, which will become effective upon completion of this offering.

   To the extent these options or warrants are exercised, there will be further dilution to the new investors.

                            SELECTED FINANCIAL DATA

   The selected statement of operations data for each of the years ended December 31, 1997, 1998 and 1999, and the selected balance sheet data as of December 31, 1998 and 1999, have been derived from the audited financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected statement of operations data for the six months ended June 30, 1999 and 2000, and the selected balance sheet data as of June 30, 2000, have been derived from our unaudited financial statements included elsewhere in this prospectus. The selected statement of operations data for the period from inception (August 7, 1996) through December 31, 1996 and the selected balance sheet data as of December 31, 1996 and 1997 have been derived from our audited financial statements not included in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with generally accepted accounting principles and should be read with our financial statements, including the related notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                         Six Months Ended
                                             Year Ended December 31,         June 30,
                                            ---------------------------  -----------------
                             Period from
                              Inception
                          (August 7, 1996)
                               through
                          December 31, 1996  1997      1998      1999     1999      2000
                          ----------------- -------  --------  --------  -------  --------
                                     (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.................       $    --      $    --  $     --  $     --  $    --  $    423
Operating expenses:
  Production costs......            --           --        --       136       --       838
  Research and
   development..........            95        1,484     8,936    15,773    6,272     8,087
  Sales and marketing...            --           86     1,281     1,594      537       929
  General and
   administrative.......           144          848     3,000     3,414    1,637     2,100
  Deferred
   compensation.........            --           --        --       574      123     1,166
                               -------      -------  --------  --------  -------  --------
    Total operating
     expenses...........           239        2,418    13,217    21,491    8,569    13,120
                               -------      -------  --------  --------  -------  --------
Loss from operations....          (239)      (2,418)  (13,217)  (21,491)  (8,569)  (12,697)
Other income, net.......            --           43       502       435       93       156
                               -------      -------  --------  --------  -------  --------
Net loss................          (239)      (2,375)  (12,715)  (21,056)  (8,476)  (12,541)
Dividends on preferred
 stock..................            --           --        --        --       --        51
                               -------      -------  --------  --------  -------  --------
Net loss attributable to
 common stockholders....       $  (239)     $(2,375) $(12,715) $(21,056) $(8,476) $(12,592)
                               =======      =======  ========  ========  =======  ========
  Basic and diluted net
   loss per share
   attributable to
   common stockholders..       $  (.04)     $  (.72) $  (3.33) $  (3.39) $ (1.50) $  (1.55)
                               =======      =======  ========  ========  =======  ========
  Shares used in
   computing basic and
   diluted net loss
   attributable to
   common stockholders..         6,308        3,316     3,818     6,209    5,659     8,105
                               =======      =======  ========  ========  =======  ========
  Pro forma basic and
   diluted net loss per
   common share
   (unaudited)..........                                       $   (.59)          $   (.31)
                                                               ========           ========
  Pro forma shares used
   in computing net loss
   per common share
   (unaudited)..........                                         35,798             40,840
                                                               ========           ========

                                As of December 31,              As of June 30,
                         ------------------------------------  ------------------
                          1996    1997      1998      1999       1999      2000
                         ------  -------  --------  ---------  --------  --------
                                           (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $   18  $   357  $  4,497  $  16,871  $ 26,948  $103,947
Working capital.........   (223)    (230)    3,645     13,013    25,457    97,836
Total assets............     27    1,382    10,941     25,430    35,227   116,975
Long term debt, less
 current portion........    --        --     3,691      2,116     4,934     2,481
Total stockholders'
 deficit................   (223)  (2,598)  (15,127)   (35,461)  (23,805)  (44,960)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We design, manufacture and market high-precision optical networking products, based upon our proprietary optical waveguide technology, for next-generation optical communications networks. Our products are designed to permit highly accurate wavelength tuning to enable increased functionality, flexibility and performance in optical networks. We were incorporated in August 1996. During the period from our inception through December 31, 1999, we had no revenue. Our operating expenses during this period related primarily to development of products, building our corporate infrastructure and raising capital. From late 1996 until the first quarter of 2000 we focused on the development of industrial optical sensing products. The technology we originally developed for these sensing applications, where stability and tunability in demanding environments were critical factors, provided us the platform to develop products for the optical networking industry. In the first quarter of 2000, we shifted the principal focus of our business to the development of optical networking products to be sold to major suppliers of optical networking equipment.

   Revenue. We first recognized revenue during the six months ended June 30, 2000 from the sale of industrial optical sensing products. From our inception through December 31, 1999, we had no revenue. In the third quarter of 2000, we received three purchase orders for our optical networking products. We expect that as we increase our focus on the development and marketing of optical networking products, an increasing percentage of our revenue will be derived from the sale of optical networking products and eventually a substantial majority of our revenue will be derived from the sale of these products.

   Production Costs. Our production costs consist of raw materials, direct labor and manufacturing overhead, including contract manufacturing. Production costs also include general operating expenses related to the development and set-up of the manufacturing process for our products.

   Research and Development. Research and development expenses consist primarily of salaries and related personnel costs, facilities costs, material costs and other expenses related to the design, development, testing and enhancements of our products. We expense our research and development costs as they are incurred. We believe that a significant level of investment for product research and development is critical to achieving current and future product objectives. Accordingly, we expect to continue to devote substantial resources to product research and development, and we expect our research and development expenses to continue to increase over the near term.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and related personnel costs, trade shows and other marketing programs and events and travel expenses. We intend to expand our sales and marketing operations for our optical networking products, both domestically and internationally, in order to increase market awareness and to generate sales of our products.

   General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, legal, and human resources personnel, allocated facilities expenses, recruiting expenses, professional fees and other corporate expenses. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

   Deferred Compensation. In connection with the grant of stock options to our employees, directors and certain consultants, we recorded gross deferred compensation of approximately $9.0 million through June 30, 2000, representing the difference between the estimated fair market value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. These amounts are being amortized using the accelerated attribution method over the related vesting period of the stock options, which is generally four years from the date of grant.

   Other Income, Net. Other income, net includes interest income, interest expense and income from an equity investment in an affiliate.

   Since our inception we have incurred losses, and as of June 30, 2000 we had an accumulated deficit of approximately $49.0 million. In view of our limited operating history, our recent focus on the development of optical networking products and the rapidly changing nature of our business, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of our future performance. We cannot be certain that we will be successful in generating sales of our optical networking products. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies in new and rapidly evolving markets.

Results of Operations

 Six months ended June 30, 2000 compared to six months ended June 30, 1999

   Revenue. We had revenue of $423,000 for the six-month period ended June 30, 2000. We had no revenue in the six months ended June 30, 1999. All of our revenue was from sales of our industrial optical sensing products. In the future, we expect that revenue from the sale of our optical networking products will represent an increasing percentage of our revenue and will eventually represent the substantial majority of our revenue.

   Production Costs. Production costs were $838,000 for the six-month period ended June 30, 2000. We incurred no production costs for the six months ended June 30, 1999. The amounts in 2000 reflect costs associated with manufacturing and delivering our optical sensing products. We expect to incur production costs in excess of revenue in the near term while we have excess manufacturing capacity and as we refine our manufacturing processes.

   Research and Development. Research and development expenses increased to $8.1 million for the six months ended June 30, 2000 from $6.3 million for the six months ended June 30, 1999. The increase in expenses was primarily due to salary and benefits attributable to the hiring of additional personnel related to the development of new optical networking products.

   Sales and Marketing. Sales and marketing expenses increased to $929,000 for the six months ended June 30, 2000 from $537,000 for the six months ended June 30, 1999. The increase was primarily attributable to salaries and benefits due to the hiring of additional personnel.

   General and Administrative. General and administrative expenses increased to $2.1 million for the six months ended June 30, 2000 from $1.6 million for the six months ended June 30, 1999. This increase was due to an increase in salaries and benefits due to the addition of personnel.

   Deferred Compensation. We recognized deferred compensation expense of $1.2 million for the six months ended June 30, 2000 and $123,000 for the six months ended June 30, 1999. As of June 30, 2000, we had an unamortized deferred compensation balance of $7.3 million. The deferred compensation expense relates to options awarded to employees, consultants and directors.

   Other Income, Net. Other income, net increased to $156,000 for the six months ended June 30, 2000 from $93,000 for the six months ended June 30, 1999. This increase was primarily due to earnings on a higher average cash and cash equivalents balance.

 Years ended December 31, 1997, 1998 and 1999

   Revenue. We recognized no revenue in the years ended December 31, 1997, 1998 and 1999.

   Production Costs. Production costs were $136,000 in 1999. These costs represent expenses related to the development and set-up of the manufacturing process for our products. We had no production costs in 1997 and 1998.

   Research and Development. Research and development expenses increased from $1.5 million in 1997 to $8.9 million in 1998 and to $15.8 million in 1999. These increases were primarily due to salaries and related benefits, material purchases and allocated facility expenses for our optical sensing products.

   Sales and Marketing. Sales and marketing expenses increased from $86,000 in 1997 to $1.3 million in 1998 and to $1.6 million in 1999. These increases were primarily attributable to salaries and related benefits due to the hiring of additional personnel and travel expenses.

   General and Administrative. General and administrative expenses increased from $848,000 in 1997 to $3.0 million in 1998 and to $3.4 million in 1999. These increases were primarily due to an increase in salaries and benefits due to the addition of personnel.

   Deferred Compensation. We recognized deferred compensation expense of $574,000 in 1999 related to options awarded to employees, consultants and directors. We recognized no deferred compensation expenses in 1997 and 1998.

   Other Income, Net. Other income, net increased from $43,000 in 1997 to $502,000 in 1998 and decreased to $435,000 in 1999. The increase from 1997 to 1998 was due to earnings on a higher cash and cash equivalents balance. The decrease from 1998 to 1999 was due to an increase in interest expense due to an increase in outstanding debt.

Liquidity and Capital Resources

   Since inception we have financed our operations, capital expenditures and working capital through private sales of convertible preferred stock, bank debt and equipment financing. Our cash and cash equivalents increased from $4.5 million as of December 31, 1998 to $16.9 million as of December 31, 1999 to $103.9 million as of June 30, 2000. The increase was primarily due to cash generated from financing activities, including the receipt of approximately $100 million in gross proceeds from the sale of our Series D preferred stock on June 20, 2000.

   Net cash used in operating activities was $2.0 million, $12.0 million and $18.2 million for the years ended December 31, 1997, 1998 and 1999, respectively, and $8.6 million for the six months ended June 30, 2000. This use of cash was primarily attributable to net losses in each period, partially offset by an increase in accounts payable and accrued expenses and depreciation and amortization.

   Cash used in investing activities was $0.9 million, $3.5 million and $2.6 million in the years ended December 31, 1997, 1998 and 1999, respectively, and $5.1 million in the six-month period ended June 30, 2000. In each of these periods, cash was used primarily to purchase equipment.

   Cash generated by financing activities was $3.3 million, $19.7 million and $33.2 million for the years ended 1997, 1998 and 1999, respectively, and $100.7 million in the six months ended June 30, 2000. In each of these periods, cash was generated primarily from the sale of our preferred stock. In April and August of 1997, we completed a private placement of 1,133,333 shares of Series A preferred stock for an aggregate purchase price of $3.4 million. In February 1998, we completed a private placement of 2,489,272 shares of Series B preferred stock for an aggregate purchase price of $17.4 million. In April, June and July of 1999, we completed a private placement of an aggregate of 1,624,225 shares of Series C preferred stock for an aggregate purchase price of $31.7 million. In June 2000, we completed a private placement of 1,110,622 shares of Series D preferred stock for an aggregate purchase price of $100 million.

   In December 1998, we entered into a $5.0 million revolving credit facility with a bank. Under this facility, we are required to comply with various financial and other covenants, including a requirement that we maintain our account balances with this bank at least equal to the outstanding principal under the loan. However, in the event that we maintain at least 90% of our cash and cash equivalents in this bank, we shall only be required to maintain account balances with this bank at least equal to 50% of the outstanding principal amount under the loan. No commitment fees are due on unused portions of the facility. As of June 30, 2000, we owed $3.5 million under this facility, which matures in December 2000.

   In October 1998, we entered into a master loan and security agreement that provides up to $5.0 million for capital equipment purchases. Individual notes payable under the agreement have terms of 60 months and bear interest at fixed annual rates ranging from 13.5% to 14.3%. The notes are secured by the underlying equipment. As of June 30, 2000, we owed $2.5 million under this agreement.

   As of June 30, 2000, we also owed $734,000 under an equipment term loan. This loan is repayable in equal monthly installments ending in December 2004.

   We expect to incur approximately $30.0 million in capital expenditures over the next six months to purchase equipment and expand our operations and manufacturing capacity. We anticipate funding these expenditures with existing cash and cash equivalents.

   We believe that the anticipated net proceeds from this offering, together with current cash, cash equivalents and borrowings under our credit facility, will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and scheduled debt retirement for at least the next 12 months. If cash generated from operations is insufficient to satisfy our long-term liquidity requirements, additional financing will be necessary. In that event, we may seek to sell additional equity or debt securities or to obtain additional credit facilities. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the terms of any debt facility could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our stockholders, and additional financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Quantitative and Qualitative Disclosures About Market Risk

 Interest Rate Sensitivity

   We maintain our cash and cash equivalents primarily in money market funds and certificates of deposit. We do not have any derivative financial instruments. As of June 30, 2000, all of our investments mature in less than one year. Accordingly, we do not believe that our investments have significant exposure to interest rate risk.

 Exchange Rate Sensitivity

   We operate primarily in the United States, and all sales to date have been made in U.S. dollars. Accordingly, we currently have no material exposure to foreign currency rate fluctuations. While we expect our international revenue and expenses to be denominated predominately in U. S. dollars, a portion of our international revenue and expenses may be denominated in foreign currencies in the future. Accordingly, we could experience the risks of fluctuating currencies and may choose to engage in currency hedging activities to reduce these risks.

Recent Accounting Pronouncements

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." The interpretation clarifies the application of APB Opinion No. 25 in specified events, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events occur during the period after December 15, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application for the final interpretation, no adjustments would be made to the financial statements for the periods before the effective date and no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. We expect that the adoption of this interpretation would not have any effect on the accompanying financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition." This bulletin summarizes views of the Staff on applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition policy complies with the guidelines in the bulletin.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the Board issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. We will become subject to SFAS No. 133 on January 1, 2001. We do not currently hold any derivative instruments and do not engage in hedging activities and therefore do not believe that the adoption of SFAS No. 133 will have a material impact on our financial position of results of operations. We may, however, engage in this type of investment in the future as our operations expand domestically and abroad. We will evaluate the impact of foreign currency exchange risk and other derivative instrument risk on our results of operations when appropriate.

                                   BUSINESS

Overview

   We design, manufacture and market high-precision optical networking products, based upon our proprietary optical waveguide technology, for next-generation optical communications networks. Our products are designed to permit highly accurate wavelength tuning to enable increased functionality, flexibility and performance in optical networks. Our components serve as the building blocks for our high value-added module and subsystem solutions, which can actively route, condition and monitor, or manage, optical signals in real time. Our unique manufacturing process is highly automated and scalable and is designed to allow us to build customized wavelength management products in high volumes. Our target customers include major suppliers of optical networking equipment.

Industry Background

 Increased Demand for Bandwidth

   Technological innovation and the widespread use of the Internet, Internet-based applications and corporate data networks have propelled the rapid growth in the volume of data traffic transmitted across communications networks. According to Ryan, Hankin & Kent, Inc., or RHK, a leading market research and consulting firm, the demand for additional bandwidth is likely to continue. RHK predicts that the transmission of data traffic will increase from 350,000 terabytes per month in 1999 to more than 16 million terabytes per month in 2003. The dramatic growth in data traffic has forced communications service providers to upgrade their networks using optical networking technologies. Optical networks use pulses of light to transmit information through a glass optical fiber and significantly increase bandwidth and enhance transmission quality relative to legacy copper wire systems.

 Optical Components, Modules and Subsystems Industry

   The development of next-generation optical networking systems to meet increasing bandwidth requirements depends on innovations in optical components, modules and subsystems. According to RHK, the worldwide optical component market is expected to grow at a 46% compound annual growth rate from $5 billion in 1999 to $23 billion in 2003. Historically, the majority of optical products were made in-house by system vendors. As system vendors have shifted their focus towards software, value-added services and additional product offerings, merchant suppliers have accounted for a larger proportion of system vendors' component, module and subsystem needs. However, the supply of these optical products has not kept pace with demand. The complexity of the technology, difficult and labor intensive manufacturing processes and the shortage of skilled personnel have contributed to supply constraint in the optical industry. This presents a significant market opportunity for optical product suppliers with leading technologies and scalable manufacturing capabilities.

 Next-Generation Optical Networks

   To meet the needs of service providers, the optical networking industry is developing a next generation of optical networking equipment to increase bandwidth capacity and provide networking functionality at the optical level. These next-generation optical networks will place an increased emphasis on the ability to dynamically route and maintain, directly in the optical domain, the quality of the optical signals transported. This in turn will place new demands on the development of optical components, modules and subsystems that can route, condition and monitor optical signals. The demand for next-generation optical networks is being driven by the following factors:

   Upgrade of Long-Haul Networks. Initial optical systems allowed for the transmission of one channel, or wavelength, along a single fiber. Dense Wavelength Division Multiplexing, or DWDM, technology significantly improved upon initial optical networks by enabling the transmission of multiple wavelengths on a single fiber, thereby further increasing bandwidth. DWDM technology has been especially advantageous in long distance, or long-haul, networks, which are principally devoted to point-to-point communications where added capacity has reduced traffic bottlenecks between large metropolitan areas. However, next-generation long-haul networks will deploy even higher channel count systems over longer distances and multiple paths, making it increasingly difficult to manage and maintain optical signal quality.

   Build-Out of Metro Networks. The upgrade of long-haul networks has outpaced improvements in the metropolitan and local, or metro, networks, resulting in a new bottleneck at the edge of optical networks. A new generation of optical networking systems is required to address the differing needs of metro networks. The number of end users, or delivery points, is orders of magnitude higher in the metro networks. Smaller streams of traffic are originated and terminated at multiple points within metro networks, and service providers must frequently change the locations at which a particular customer's traffic is added and dropped as they move within a network. Meanwhile, customers are demanding the ability to add greater capacity at peak hours of the day and carriers must be able to flexibly change network capacity to meet the highly variable flow of traffic and provide rapid, real-time provisioning of services. Next-generation optical networking systems must address these metro needs and be capable of re-routing optical signals across multiple paths and reallocating channels to reconfigure the network to meet changing user needs. These capabilities will require new optical components that can select and redirect optical channels in real time while at the same time maintaining signal quality.

   Industry Deregulation. Industry deregulation has created an intensely competitive market for service providers, which has lowered the rates they can charge and has required service providers to maximize the capacity of their installed fiber plant. To help carriers achieve this goal, equipment vendors are demanding components that allow increased channel counts, transmission speeds and optical transmission distances. They are also moving towards deployment of an all-optical network, attempting to avoid costly optical to electrical to optical, or OEO, conversions needed for signal regeneration and switching. Further, service providers are moving towards mesh architectures, as restoration and protection in current ring architectures are bandwidth inefficient. At the same time, service providers are focused on increasing revenues by offering new high-bandwidth applications and services such as streaming multimedia and video-on-demand.

 Requirements and Challenges of Next-Generation Optical Networks

   Next-generation optical networks impose a number of requirements and challenges upon optical equipment manufacturers including:

   Higher Channel Counts. Current DWDM networks commonly have up to 96 channels. Next-generation networks will have 160 or more channels and require tighter channel spacing within the transmission band. At these extremely tight spacing levels, the likelihood of signal degradation, such as crosstalk, increases significantly. This problem will be compounded as service providers begin to expand their use of all available spectrum.

   Longer Reach. To avoid frequent signal regeneration, which requires costly OEO conversion, equipment vendors are developing optical systems with increased transmission distances. In addition, the new network architectures require signals to be routed between various intermediate destinations before reaching their ultimate destination, often adding to transmission distances. These longer transmission distances cause optical signals to weaken, or attenuate, and also cause other serious signal distortion.

   Greater Transmission Rates. Current networks transmit data up to 10 gigabits per second on each channel. Next-generation optical networks are now being designed for even greater speeds of 40 gigabits per second. At these higher speeds, signal impairments, such as chromatic dispersion, are much more likely to degrade the quality of the optical signal.

   Increased Network Intelligence. Next-generation optical systems will need to dynamically deploy and distribute bandwidth to multiple points within the network. This increased provisioning complexity will require flexible and intelligent network elements, which provide control closer to the physical layer. Added intelligence in optical components and modules that resides in the physical layer will reduce the complexity of the network software required to control and optimize the optical network.

   Stability and Reliability. Consumers are increasingly unwilling to tolerate service problems and are more likely to turn to a growing number of competing service providers. In order to avoid losing customers, service providers need extremely reliable and stable systems. Next-generation optical networks, with increased intelligence, longer reach, higher channel counts and greater transmission rates, place even greater emphasis on wavelength management and on stability and reliability of components.

   Cost-Effectiveness. Government deregulation of the telecommunications industry has fueled intense price competition among service providers, resulting in the need for solutions that reduce overall network costs. At the same time, next-generation optical networks require increased functionality, capacity and intelligence of component technologies. Service providers face the challenge to further drive down network costs while providing significantly improved functionality to the network.

Our Solution

   We design, manufacture and market high-precision optical products for next-generation optical networks under our AgileWave brand. Our products are based upon our proprietary optical waveguide technology that enables precise wavelength tunability, high stability in extreme environments and expanded functionality at the optical layer. We believe our components, modules and subsystems offer several key competitive advantages and benefits, including the following:

   Higher Channel Counts. Our products enable precise processing, control and management of wavelength transmission in high channel-count DWDM systems. The majority of DWDM systems deployed today use channel spacings of 100 gigahertz or more. Our athermal channel filters presently enable channel spacings of 50 gigahertz, thereby allowing higher channel counts within the same spectrum. As the industry demands even greater capacities, we believe the stability of our filters and the precise tunability of our AgileWave devices will enable our technology to manage the increasingly dense channel configurations.

   Longer Reach and Greater Transmission Rates. Our products are being developed to enable longer reach and greater transmission rates for optical signals by providing critical signal monitoring and conditioning to detect and correct signal impairments that degrade quality and system performance. Our tunable bandpass selector can precisely tune across an entire wavelength band to route selected channels for optical performance monitoring and bit-error rate testing. Customized derivatives of this module can be used for variable control of chromatic dispersion to maintain the quality of routed signals having traversed different transmission paths. We are developing a dynamic gain equalization filter that adjusts the varying signal strength of dynamically routed signals to maintain uniform signal strength across all wavelengths.

   Increased Network Intelligence. Our tunable bandpass selectors can bring greater intelligence to the optical layer by dynamically routing individual channels to local monitoring and diagnostic equipment. Our dynamically reconfigurable optical add-drop multiplexers can enable network operators to more effectively manage traffic by allowing a wide range of wavelengths to be redirected entirely in the optical domain. Systems using our products can allow communications service providers to more flexibly deliver bandwidth and accelerate the provisioning of network services to better serve and retain their customers.

   Enhanced Stability and Reliability. Our family of AgileWave network products is based upon our proprietary optical waveguide technology, which allows extreme stability over a wide range of environmental conditions. Our athermal channel filters and gain flattening filters feature compact packaging with a demonstrated wide range of operating temperatures and limited undesired movement of wavelengths, or drift. We believe our products feature thermal stability that is up to four times better than competing products and long-term drift characteristics that are significantly less than that of competing products. We believe our products can provide our customers increased network uptime and service reliability.

   Improved Cost-Effectiveness. We are developing the manufacturing capacity for high-volume production and offer several unique products featuring a common or substantially similar packaging technology, thereby reducing our production costs. Our family of AgileWave network products are widely configurable or tunable across a range of wavelengths, providing network flexibility, reduced network complexity and dynamic functionality with single devices that otherwise would require a number of fixed-wavelength components and switching elements.

Our Strategy

   Our objective is to be a leading provider of cost-effective optical components, modules and subsystems to the optical networking industry to enable a new level of network flexibility, reliability and intelligence for the next-generation optical network. To achieve this objective we will:

   Continue to Leverage our Innovative Technology Platform. We have been developing optical components since 1996. In that time, we have developed a proprietary optical waveguide technology that provides a scalable platform for precisely tunable, highly accurate and reliable optical networking products. We have used this technology platform as a building block for developing a family of value-added modules and subsystems, from tunable filters to reconfigurable add-drop multiplexers. We intend to continue to leverage this technology to build other value-added modules and subsystems, such as tunable lasers, dynamic gain equalization filters, dynamic dispersion compensation modules and optical amplifiers.

   Continue to Expand our Technology Platform. In addition to our existing technology platform, we intend to develop and/or acquire additional technology platforms that will serve as building blocks for enhanced or new product offerings. We intend to closely monitor our customers' needs and perform market analysis to identify new products to develop and markets to enter. We have also established a technology acquisition team that is dedicated to the review and assessment of potential technology to meet our current and future needs.

   Provide Customer-Tailored Solutions. We are working closely with our existing and potential customers to develop customized solutions for their optical networking product needs. We have a dedicated and highly trained staff of engineers who work with customers to develop unique solutions. With this approach, we believe we will increase product performance and decrease time to market for our customers.

   Expand Manufacturing Capacity and Improve Efficiency. The demand for products in the optical networking industry has consistently outpaced manufacturing capacity. Accordingly, we are leveraging our resources, production processes and infrastructure to enable us to quickly scale our capacity to meet growing industry needs. Our manufacturing strategy includes:

  . increasing overall manufacturing capacity, including facilities, equipment and labor in advance of anticipated demand to provide for higher throughput than we forecast will be necessary;

  . creating manufacturing processes that allow us to build multiple devices along the same production lines and allows us to customize the performance of devices for customers without changing the manufacturing line;

  . investing in new equipment that provides higher volume batch manufacturing; and

  . automating processes with proprietary methodologies to maximize yields and throughput.

We believe that our manufacturing process will enable us to achieve high quality and reliability in our products and to scale production to large volumes.

   Build a Substantial Intellectual Property Portfolio. Our intellectual property strategy is to obtain broad patent protection on both products and processes. Our intellectual property team works closely with our product development teams prior to product release to identify patentable technology. As of September 30, 2000, we owned two U.S. patents and had 27 pending U.S. patent applications for technology relating to optical networking products. We also seek to obtain international patent coverage in selected foreign countries while seeking to balance costs. As of September 30, 2000, we had ten pending foreign patent applications for technology relating to optical networking products.

Technology

   We have developed a proprietary optical waveguide technology that provides a scalable platform for a family of tunable, highly accurate and reliable optical networking products. We have initially applied our optical waveguide technology to Bragg grating based filters, to bring tunable functionality and environmental stability to these widely accepted and industry proven devices. Our optical waveguide technology platform may also be applied to other optical technologies that address the wide range of optical filtering and signal conditioning requirements of our customers.

   Tunable Bragg Grating and Optical Waveguide Technology. Our Bragg grating based filters, utilizing our optical waveguide technology platform, provide for precise tunability over a wide range of wavelengths and with highly stable performance over a wide temperature range. We have also developed a proprietary control and actuation technology that, when combined with our optical waveguide technology platform, yields a new class of tunable channel filters capable of accurate wavelength tuning without the need for optical wavelength monitoring or referencing. This tuning capability has led to a tunable channel filter product that has high tuning accuracy, and excellent stability and reliability over a wide range of environmental conditions, which enables a wide variety of filter functions to be implemented in the optical waveguide platform. This capability also forms a fundamental building block for developing wavelength-agile, or tunable, components and modules that are critical for realizing the full potential of next-generation all-optical networks.

   Specific advantages of our tunable Bragg grating and optical waveguide technologies include:

  . the optical filter is intrinsic to the optical waveguide platform, thereby improving optical performance by reducing coupling or insertion loss;

  . our optical filters are particularly well suited for applications involving tight channel spacing DWDM systems;

  . the filter function of the tunable Bragg grating filter can be easily customized and adapted for specific applications, such as optical channel filtering, gain equalization, and other signal conditioning applications;

  . our optical waveguide technology platform allows for highly reliable, precise and repeatable tuning of the filter function; and

  . the optical waveguide technology platform is easily coupled with other existing complementary optical technologies.

We believe that our customers will benefit from the enhanced optical functionality our optical waveguide platform provides for next-generation optical networks.

Products

 Optical Networking Products

   The AgileWave family of products that we are developing includes a range of components, modules and subsystems for optical networking systems providers that will enable them to meet the demands of next-generation optical networks. Our products address three important aspects of optical wavelength management:

  .  routing of wavelength channels, both static and dynamic;

  .  optical signal conditioning; and

  .  optical signal monitoring.

The following tables set forth these products and their capabilities. These tables also indicate whether a product is (1) being shipped to customers, (2) in beta testing, which refers to products in advanced customer testing, (3) in alpha testing, which refers to products in early stages of product testing or
(4) under development.

  Routing:


          Product                 Description                    Benefits                 Status
----------------------------------------------------------------------------------------------------
  Athermal Channel Filter  Passive athermal channel    .  Precise wavelength          Shipping
                           filter for 100 and 50GHz       transmission and routing    Fourth Quarter
                           DWDM systems                .  Eliminates active thermal   2000
                                                          controls
----------------------------------------------------------------------------------------------------
  Tunable Grating Module   Tunable Bragg               .  Enables dynamic signal      Beta Testing
                           grating filter                 routing
                                                       .  Precise optical tuning and
                                                          wavelength setting
                                                       .  Customization of filter
                                                          function and wavelengths
----------------------------------------------------------------------------------------------------
  Optical Add/Drop         Passive wavelength routing  .  Enables network             Alpha Testing
   Multiplexer             element to add or drop         configuration and
                           channels                       interconnection
                                                       .  Precise wavelength routing
----------------------------------------------------------------------------------------------------
  Reconfigurable Optical   Dynamic wavelength          .  Enables network flexibility Alpha Testing
   Add/Drop Multiplexer    routing element to add or      and reconfiguration
                           drop channels               .  Remote provisioning of
                                                          channels


  . Athermal Channel Filter. Channel filters reflect selected optical channels while allowing other channels to pass and are used throughout DWDM systems, primarily for combining or separating optical signals. Conventional filters are sensitive to temperature and undergo wavelength drift with changes in temperature and typically require active thermal controls to maintain wavelength stability. Our athermal channel filter passively stabilizes the grating wavelength, thus eliminating the need for active thermal controls.

  . Tunable Grating Module. Tunable grating modules precisely tune or set to a desired wavelength band and are the enabling building blocks for wavelength-agile, or tunable, network elements. These devices maintain a channel within its assigned wavelength band. Our tunable grating modules can be provided as standard DWDM channel filters or can be customized for particular customer applications. The precise wavelength-tuning feature of our tunable grating modules can enable advanced signal conditioning devices needed for maintaining the quality and performance of high speed optical transmission systems.

  . Optical Add/Drop Multiplexers. Optical add/drop multiplexers, or OADMs, add or drop preselected wavelength channels. These devices are used to route wavelength signals and connect data transport links to subscriber networks. Our OADMs incorporate our stable athermal channel filters to provide precise wavelength control and performance over temperature.

  . Reconfigurable Optical Add/Drop Multiplexer. Our reconfigurable optical add/drop multiplexer is a programmable wavelength routing device to add or drop wavelength channels. This can provide wavelength control and redirection at the optical level, without the need for costly OEO conversion. Accordingly, it can enable remote reallocation of channels so service providers can more quickly and efficiently adjust to changing traffic patterns, and provision services on demand.

   Conditioning:


          Product                   Description                    Benefits              Status
--------------------------------------------------------------------------------------------------
  Gain Equalization Filter  Passive filter to equalize  .  Uniform channel power to    Development
                            power of DWDM channels         maintain system performance
                                                        .  Eliminates active thermal
                                                           controls
--------------------------------------------------------------------------------------------------
  Dynamic Gain              Wavelength agile filter to  .  Dynamic adjustment of       Development
   Equalization Filter      dynamically equalize power     optical amplifier gain
                            of DWDM channels
--------------------------------------------------------------------------------------------------
  Dynamic Dispersion        Dynamically adjustable      .  Conditions optical signals  Development
   Compensation Module      chromatic dispersion           for improved performance
                            compensating device to
                            maintain quality of optical
                            signals
                                                        .  Enables high speed
                                                           transmission
--------------------------------------------------------------------------------------------------
  Tunable Laser             Dynamically tunable laser   . Lower maintenance cost       Development
                            source for a range of DWDM  . Network flexibility
                            channels                    . Enables sparing
--------------------------------------------------------------------------------------------------
  Optical Amplifier Module  High efficiency optical     .  Lower cost optical          Development
                            amplifier module               amplifiers
                                                        .  Allow use of higher loss
                                                           network elements


  . Gain Equalization Filter. Optical amplifiers are used to boost weakened optical signals transmitted across long distances. These amplifiers generally do not amplify the signals for all channels equally. Maintaining uniform channel power, however, is critical to the performance of multi-channel DWDM systems. Accordingly, gain equalization filters optically adjust the DWDM channels to equalize the power level across all channels. These filters are typically sensitive to temperature changes and require costly active thermal controls. Our gain equalization filter, however, is being developed to eliminate the need for such active thermal controls.

  . Dynamic Gain Equalization Filters. Dynamic gain equalization filters are used to dynamically adjust optical amplifier output power. These devices are critical in maintaining constant signal strength for all wavelength channels. Dynamic gain filters are a critical component to condition and maintain performance of multiple weak and strong signals routed to and from various destinations in next-generation interconnected optical networks.

  . Dynamic Dispersion Compensation Module. Fixed dispersion compensators are currently deployed in point-to-point DWDM systems to compensate for the effects of chromatic dispersion, a signal distortion caused by wavelengths traveling over fiber at different speeds. As optical networks become interconnected, dispersion compensation schemes must become reconfigurable to adjust to routing and processing of wavelengths that have traveled over varying optical paths. Our dynamic dispersion compensation modules are being developed in close cooperation with customers to allow wide adjustment of dispersion to compensate individual channels, or bands of channels.

  . Tunable Lasers. Tunable lasers are a key component to enable next-generation optical networks to be reconfigurable. Current DWDM systems are based on fixed single-wavelength laser sources which result in inventory and maintenance issues for network operators because each channel requires a separate laser. This problem is compounded as DWDM systems continue to grow in channel count.

     We are developing tunable lasers that are tunable/settable across a number of channels. We believe they will provide immediate relief of this inventory problem and enable tunable transmitters for future reconfigurable networks.

  . Optical Amplifier Module. Erbium doped fiber amplifiers, or EDFAs, are used throughout DWDM systems to amplify weak optical signals that result from optical transmission losses. Conventional pump lasers are the main cost element of EDFAs. We are developing technology that will enable efficient coupling of pump power to EDFAs for higher output power at a lower cost than conventional technology.

  Monitoring:


          Product                    Description                     Benefits               Status
-----------------------------------------------------------------------------------------------------
  Tunable Bandpass          Widely tunable narrow         . Precise selection of         Beta Testing
   Selector                 bandpass filter                 wavelength channels
-----------------------------------------------------------------------------------------------------
  Optical Channel Analyzer  Optical spectrum analyzer for . Improved channel selection   Development
                            DWDM channel monitoring         for better optical signal to
                                                            noise measurement


  . Tunable Bandpass Selector. Tunable bandpass selectors are devices that filter light transmissions, allowing a narrow wavelength band to pass, while rejecting all other wavelengths. These devices are used to precisely select a single wavelength channel from a set of channels and may be used for a variety of optical network applications.

  . Optical Channel Analyzer. An optical channel analyzer provides wavelength-level management of optical channels across a broad spectrum of wavelengths. This module provides functions including channel identification, power level measurement and optical signal to noise measurement.

 Industrial Optical Sensing Products

   We are also a supplier of optical sensing products to the oil and gas industry. Our optical sensing systems integrate optical fiber and WDM technology and Bragg grating-based sensors to provide real-time reservoir information. Our optical sensing products offer an extended operating lifetime over conventional electronics technology. We offer distributed temperature and pressure optical systems as a replacement to traditional electronic gauges for reservoir monitoring. We have also introduced novel fluid flow and content meters that provides information to help optimize oil production operations and yield. We have also demonstrated an in-well seismic system that is currently under development.

Customers

   Our target customer base for our optical networking products includes major suppliers of DWDM optical networking equipment. To date we have not generated any revenue from the sale of optical networking products. We have recently received purchase orders for optical networking products from three large suppliers of optical networking equipment, including Cisco Systems and Corvis Corporation. We are currently in discussions with other large suppliers of optical networking equipment to test and/or purchase our optical networking products.

   Our target customer base for our industrial optical sensing products includes large oil and gas companies. We began recognizing revenue from the sale of optical sensing products in the six months ended June 30, 2000. During this period, one customer, BP Exploration & Oil Inc. and Amoco Production Company, accounted for 100% of our revenues. We are currently in discussions with other large oil and gas companies to test and/or purchase our industrial optical sensing products.

Sales and Marketing

   Our sales and marketing strategy is to work closely with prospective customers to analyze their needs and to provide a customized solution using our proprietary technology and products to meet those needs. We work directly with the customer to establish and define technical requirements and product evaluation criteria. After delivery of a prototype, we work closely with the customer to draft product development, qualification and manufacturing milestones. Our potential customer base is diverse in their particular requirements for and capabilities of product integration. We have a dedicated and highly trained staff of engineers who work with the customer to develop customized solutions for their optical networking needs. With this approach, we believe we will increase product performance and decrease time to market for our customers.

   We intend to implement our sales and marketing strategy through a direct sales team that will coordinate all customer contact and support, generate product release strategies for each product, and establish a product distribution network and customer support function. During the initial customer acquisition phase, a team of product engineers will be dedicated to work along with the sales team through product development and qualification. As we introduce new products and begin to increase manufacturing operations, our ability to grow our business will depend to a large extent on our ability to attract and retain qualified sales staff.

Manufacturing

   We are currently in the process of completing manufacturing facilities for full-scale production of optical networking products at our headquarters located in Wallingford, Connecticut. In addition, as our business grows, we intend to significantly expand our manufacturing capacity and hire significant numbers of new manufacturing employees.

   The optical communications industry has traditionally been capacity-constrained. Demand for quality optical communications products has consistently outpaced manufacturing capacity. Accordingly, we intend to invest in manufacturing resources not only to meet our sales forecasts, but also to meet possible excess demand. As part of our manufacturing strategy we plan to:

  . Expand and Scale Manufacturing Capacity. We intend to spend the necessary resources to expand our facilities, equipment and labor force in advance of customer purchase commitments to provide for higher throughput than our forecasts predict. We have designed our manufacturing processes so that they can be scaled for higher capacity. We have developed a systematic approach that will allow us to increase manufacturing capacity quickly should demand exceed our forecasts.

  . Invest in Automation and Batch Manufacturing. Many aspects of manufacturing optical networking products are manually intensive and, as a result, throughput is constrained. Wherever possible, we intend to automate traditionally manually labor intensive processes to increase yields and throughput. We also intend to take advantage of new manufacturing technology by selecting and procuring the latest production equipment to enable higher volume batch manufacturing to produce higher yields and throughput.

  . Leverage and Enhance our Quality Manufacturing Capability. In April 1999, we were granted ISO 9001 certification. ISO 9001 is an internationally recognized standard that prescribes quality assurance management. We believe that this certification enhances our competitive position. We are also planning to implement the standards of TL 9000 and apply for registration. TL 9000 is a new standard developed by leaders in the telecommunications industry that serves to define a quality system specifically for telecommunication component manufacturers. Some major network service providers are beginning to mandate TL 9000 registration for suppliers.

  . Train and Maintain a Quality Workforce. The manufacturing of high-quality optical components requires the use of a highly skilled workforce to perform such critical functions as optical assembly, alignment, soldering and component integration. We have invested and intend to continue to invest significant resources in training and maintaining the quality of our manufacturing workforce.

  . Leverage our Existing Infrastructure. We have made a significant investment in infrastructure so that we can increase our ability to rapidly scale production volumes. Since 1998, we have operated a company-wide integrated enterprise resource planning system, which includes inventory planning and management, manufacturing, and quality modules. We maintain a supply chain management department that identifies all elements in the supply chain and evaluates potential risks associated with sources of supply and recommends appropriate alternate sources. We are investing in a redundant advanced manufacturing capability separate from our full-scale production capability that will be used to fabricate and test pre-production components and subassemblies, build pilot units, and refine tooling and other aspects of the product. We believe this investment will help eliminate manufacturing interruptions traditionally caused by the introduction of new products into manufacturing.

   As we develop our manufacturing capabilities and enter full-scale production of our products, we will need to significantly increase our manufacturing work force and acquire significant additional manufacturing space. The competition for such personnel is intense and the availability of industrial space that lends itself to scalable high technology, high volume manufacturing is limited.

Product Development

   We have assembled a team of engineers with significant experience in optics, data networking and communications. As of September 30, 2000 we employed 73 optical, electrical and mechanical engineers and technicians. Our engineering team possesses expertise in the areas of grating technology, fiber optics, electro-optics, optical instrumentation, opto-mechanical engineering, software engineering and packaging technology. Our product development efforts focus on enhancing our initial optical networking products, developing additional products and continuing to develop next-generation technology to support the growth in network bandwidth requirements and the transition to the next-generation optical networks.

   As of September 30, 2000 we employed 90 people in research and development, 45 of whom have advanced degrees. We have made, and will continue to make, a substantial investment in research and development. Our research and development expenses totaled $1.5 million for 1997, $8.9 million for 1998, $15.8 million for 1999, and $8.1 million for the six months ended June 30, 2000.

   The optical networking product industry is characterized by very rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. While we have developed, and expect to continue to develop, our optical networking products through internal research and development efforts, we expect to continuously evaluate external technologies as a basis for expanding our internally developed technology foundation through licensing, partnerships or acquisitions.

Competition

   Competition in the market for optical networking products is intense. Some of our competitors include Avanex Corporation, Corning Incorporated, JDS Uniphase Corporation, Lucent Technologies Inc., New Focus, Inc. and Nortel Networks Corporation. Some of our competitors, such as Lucent and Nortel, are vertically integrated manufacturers of optical networking equipment that are also potential customers. While we compete with these companies with respect to the optical components, modules and subsystems that they develop, market and sell to third parties, they are potential customers with respect to the components, modules and subsystems that we manufacture and they do not.

   Many of our competitors are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products. In addition, many of our competitors have large market capitalizations or cash reserves and are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage. Many of our potential competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition, more extensive customer bases, better developed distribution channels, broader product offerings and greater manufacturing capacity than we have. These companies can use their broader product offerings and adopt aggressive pricing policies to maintain and broaden their customer base. As a result, we expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. Additional competitors may enter the market and we are likely to compete with new companies in the future.

   The principal factors upon which we compete are:

  .  product features;

  . ability to rapidly develop and introduce products that respond to customer needs;

  .  product reliability;

  .  ability to deliver products in volume; and

  .  price.

We believe we compete favorably on each of these factors.

Intellectual Property

   Our success and ability to compete depend substantially upon our internally developed technology. Our intellectual property strategy is to obtain broad patent protection for this technology both domestically and abroad. As of September 30, 2000, we owned 13 U.S. patents and had 65 pending U.S. patent applications and 35 pending foreign patent applications. Of these patents and applications, two of the U.S. patents, 27 of the pending U.S. patent applications and ten of the pending foreign patent applications relate to technology applicable to optical networking products. We also have exclusive and non-exclusive licenses to 39 patents, three of which relate to technology for optical networking products. We intend to build a strong patent portfolio for our products and obtain the broadest patent coverage possible. There can be no assurance that patents will ever be issued for the -patent applications we have filed. Furthermore, any patents issued to us may be invalidated, circumvented or challenged. As a result, patents may not provide us with competitive advantages or adequately protect our proprietary rights.

   While we rely on patent, copyright, trade secret and trademark law to protect our technology, we also believe that factors such as the technological and creative skills of our personnel, new product developments, and frequent product enhancements are essential to establishing and maintaining a technology leadership position. We cannot assure you that others will not develop technologies that are similar or superior to our technology.

   We also generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our proprietary information. Despite these efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

   Substantial litigation regarding intellectual property rights exists in the optical networking industry, and we expect that optical networking products may be increasingly subject to third-party infringement claims. Many patent holders aggressively use their patent portfolio to realize the value of their proprietary rights or to bring infringement claims against their competitors. We believe that many of our competitors have filed or intend to file patent applications covering aspects of their technology on which they may claim our technology infringes. We can not make any assurances that other third parties will not claim infringement by us with respect to our products and our associated technology. Any infringement claims asserted against us, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us and failure or inability by us to license the infringed or similar technology could seriously harm our business. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

Employees

   As of September 30, 2000, we employed a total of 268 full-time employees in the following areas:

  .  92 in manufacturing;

  .  90 in research and development;

  .  4 in sales and marketing; and

  .  82 in administration.

   In addition, as of September 30, 2000, 40 persons provided technical services to us pursuant to consulting arrangements. To support our anticipated growth, we expect that we will need to hire a significant number of additional employees, particularly in manufacturing and sales and marketing. We cannot assure you that we will be able to do so. None of our employees is represented by unions, and we believe that our relations with our employees are good.

Facilities

   As of September 30, 2000 we leased an aggregate of 117,861 square feet of space in Wallingford, Connecticut pursuant to the following two leases:

  . an 89,776 square feet lease that expires in April 2005, subject to renewal for an additional five-year period; and

  . a 28,085 square feet lease that expires in September 2010, subject to renewal for an additional five-year period.

   We use our Wallingford space for sales and marketing, research and development, administration and manufacturing of our optical networking products. We also lease 31,410 square feet of space in Houston, Texas pursuant to a lease that expires in October 2007. We have the right to renew the lease for an additional five-year period. Our Houston space is used as the primary manufacturing facility for our industrial optical sensing products.

   If we grow as anticipated, we expect that we will need additional space, particularly manufacturing space. We cannot assure you that we will be able to obtain suitable space on commercially reasonable terms, or at all.

Legal Proceedings

   We are not currently involved in any material legal proceedings, nor, to our knowledge, are any threatened.

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information concerning our executive officers, directors and key employees as of October 11, 2000:

 Name                             Age                 Position
 ----                             ---                 --------
 Executive Officers and Directors
                                      President, Chief Executive Officer and
 F. Kevin Didden.................  40 Director
                                      Vice President, Chief Technology Officer
 Alan D. Kersey, Ph.D............  44 and Director
 Faye A. Iseley..................  44 Vice President, Chief Financial Officer
 Michael Grillo..................  39 Vice President, General Counsel
 David R. Huber, Ph.D.(2)........  49 Chairman of the Board
 Will Honeybourne(1)(2)..........  49 Director
 David F. Palmer(1)(2)...........  38 Director
 Asmund Slogedal.................  63 Director
 John B. Spirtos(1)..............  35 Director

 Key Employees
 Terrence J. Brennan.............  28 Director, Strategic Planning
 Michael A. Davis, Ph.D..........  31 Executive Engineer
                                      Vice President, Intellectual Property
 Gerald L. DePardo...............  40 Counsel
 James R. Dunphy, Ph.D...........  52 Executive Engineer
 Mark R. Fernald.................  43 Executive Engineer
 Daniel L. Gysling, Ph.D.........  34 Vice President, Advanced Technology
                                      Vice President and General Manager,
 Keith R. Morley.................  49 Optical Sensing Systems
 Mark R. Myers, Ph.D.............  44 Vice President, Information Technology
 Ruth O'Connell..................  44 Director, Investor Relations
 Martin A. Putnam................  33 Executive Engineer
 Paul J. Rothman.................  40 Vice President, Product Realization
 Paul E. Sanders.................  44 Vice President, Business Development
 Michael A. Sapack...............  38 Executive Engineer
 James S. Sirkis, Ph.D...........  40 Director, Technology Acquisition
 John V. Viega...................  49 Vice President, Operations
 Kent H. Wardley.................  40 Director, Sales and Marketing

--------
(1) Member of our Audit Committee
(2) Member of our Compensation Committee

   F. Kevin Didden has served as our President and Chief Executive Officer and as a director since founding CiDRA in August 1996. From August 1995 through August 1996, Mr. Didden was Managing Director of Trac, Inc., a technology commercialization consulting firm. From 1992 to 1995, Mr. Didden was Manager of Technology Applications for the United Technologies Corporation Technology Center. Mr. Didden has over 10 years experience in technology management and commercialization, along with extensive international technology joint venture experience. Mr. Didden received a B.S. in Business Administration from the University of Connecticut, an M.B.A. from Rensselaer Polytechnic Institute and is completing an M.S. in Technology Management at Rensselaer Polytechnic Institute.

   Alan D. Kersey, Ph.D. has served as our Vice President, Chief Technology Officer since joining CiDRA in June 1997, and as a director since June 2000. From November 1984 to June 1997 he was with the Naval Research Laboratory, Washington D.C., where he was involved in the application of fiber optics, and particularly Bragg gratings, to both sensing and communications systems. Dr. Kersey received a B.S. in Physics and Electronics from the University of Warwick, and a Ph.D. from the University of Leeds. He has published extensively in the area of fiber optics, and holds over 30 patents in the area of fiber optic systems. Dr. Kersey was elected Fellow of the Optical Society of America in 1993.

   Faye A. Iseley has served as our Vice President, Chief Financial Officer since August 1999. From May 1998 through July 1999, Ms. Iseley was the Chief Financial Officer of SL Green Realty Corporation, a publicly-traded commercial real estate company. From March 1996 through September 1997, Ms. Iseley was Corporate Treasurer of Mass Mutual Life Insurance Company and from June 1994 through February 1996, she was Chief Financial and Operations Officer of Connecticut Mutual Financial Services. In addition, Ms. Iseley held various financial positions at The Mack Company, Time-Life Books, Inc., and COMSAT. Ms. Iseley received an A.B. from Brown University and an M.B.A. from The Darden School at the University of Virginia. Ms. Iseley is also a certified public accountant.

   Michael Grillo has served as our General Counsel since August 1997 and as Vice President since July 1998. From April 1994 through August 1997, Mr. Grillo was a member of the law firm of Ware, Fressola, Van Der Sluys and Adolphson in Monroe, Connecticut. Mr. Grillo received a B.S. in Electrical Engineering from the University of Delaware and a J.D. from the University of Connecticut School of Law.

   David R. Huber, Ph.D. has served as Chairman of the Board since April 1997. Dr. Huber has 18 years of experience in the development of optical communications systems. He is the founder of Corvis Corporation. He has served as the Chairman of the Board, President and Chief Executive Officer of Corvis since June 1997. From 1992 through April 1997, Dr. Huber served first as Chief Technology Officer and later as Chief Scientist of Ciena Corporation, a company he founded in 1992. From 1989 through 1992, Dr. Huber managed the Lightwave Research and Development Program for General Instrument Corp. Prior to 1989, Dr. Huber held positions in optical communications development at Rockwell International Corp., Optelecom, Inc. and ITT Industries, Inc., formerly International Telephone & Telegraph Corp. Dr. Huber holds 41 U.S. patents in optics technology and has numerous additional patents pending. He received a B.S. in Physics from Eastern Oregon State University and a Ph.D. in electrical engineering from Brigham Young University.

   Will Honeybourne has served as a director since April 1999. Mr. Honeybourne has been a Managing Director of First Reserve Corporation since January 1999. From September 1996 to December 1998, Mr. Honeybourne was Senior Vice President for Western Atlas International, Inc. From September 1993 through October 1995, he served as President and Chief Executive Officer of Computalog Ltd. He also serves on the board of directors of Destiny Resource Services Corp. and Canadian Crude Separators Inc., both publicly-traded companies. He also currently serves on the boards of directors of several private companies. He received a B.S in Oil Technology and he is an Associate of the Royal School of Mines, Imperial College, London University.

   David F. Palmer has served as a director since February 1998. Mr. Palmer is a partner of Vision Capital Partners, a merchant banking firm, which was founded in 1997. In addition, he is the managing member of Velocity Capital LLC, and VFP LLC. Prior to joining Vision Capital Partners, Mr. Palmer was a founding partner of Velocity Capital LLC which was formed in July 1998 and he was Vice President of FTL Investments from 1995 to July 1998. He is also currently on the boards of several private companies. He received an A.B. in Physical Chemistry from Hamilton College and an M.B.A. from the J. L. Kellogg Graduate School of Management of Northwestern University.

   Asmund Slogedal has served as a director since August 1997. Since 1990, Mr. Slogedal has held several positions with Ventours Management KS, a Norwegian venture capital firm, and he is currently a Managing Director. He also serves on the board of directors of the Teknoinvest Fund V. He is Chairman of the board of directors of Iterated Systems, Inc., and he also is on the boards of directors of several private companies. Mr. Slogedal holds a B.S. in Engineering from Perdue University.

   John B. Spirtos has served as a director since April 1999. Mr. Spirtos has served as the Vice Chairman of Optical Capital Group since February, 2000. Prior to joining Optical Capital Group in February 2000, he served as General Counsel for HRLD Venture Partners from October 1998 through February 2000. From 1992 to October 1998, Mr. Spirtos was a member of the law firm Kirkpatrick and Lockhart, LLP. Mr. Spirtos serves on the boards of directors of several private companies. He received a B.S. from the University of California and joint J.D. and M.B.A degrees from Georgetown University.

   Terrence J. Brennan has served as our Director, Strategic Planning since July 2000 and served as our Director of Planning and Financial Analysis from May 1999 to July 2000. From August 1994 to May 1999, Mr. Brennan was a Senior Auditor with PricewaterhouseCoopers' Technology Industry Group, where he provided financial due diligence services to public and private corporations in a variety of emerging fields. He received his B.A., with a concentration in Accounting, from Bryant College and is a licensed certified public accountant.

   Michael A. Davis, Ph.D., has served as an Executive Engineer since October 2000 and he served as a Principal Engineer from October 1997 until October 2000. From May 1990 to October 1997, Dr. Davis worked at the Naval Research Laboratory, where he was involved in the development of fiber optic based optical components and sensing systems. Dr. Davis specialized in the use of Bragg grating based devices for sensing and communications. Dr. Davis received a B.S. in Physics from the College of William and Mary, and a Ph.D. in Physics from the University of Virginia.

   Gerald L. DePardo has served as our Intellectual Property Counsel since February 1998 and as Vice President since April 1999. From June 1994 through February 1998, Mr. DePardo was an Intellectual Property Attorney for United Technologies Corporation and was involved with portfolio management, technology licensing, contracts and corporate law. Mr. DePardo received a B.S. in Electrical Engineering from Northeastern University, an M.S. in Electrical Engineering from Rensselaer Polytechnic Institute and a J.D. from the University of Connecticut School of Law.

   James R. Dunphy, Ph.D., has served as an Executive Engineer since October 2000 and he served as a Technical Director from June 1997 until October 2000. In these roles, he has been either technical team leader or a key technical contributor for rapid prototyping efforts that emphasized component refinements and system integration for product realization efforts. From December 1975 through May 1997, he was a Senior Research Scientist at United Technologies Research Center, where he spent nearly 22 years as a co-developer of technology focused on multi-parameter sensors and multiplexing measurement instrumentation applied to harsh aerospace environments. While at CiDRA, Dr. Dunphy has co-authored two patents and 16 patent applications. He co-authored nine patents in the area of multiplexed optical fiber sensor applications while at United Technologies Research Center. He received a B.A. in Physics and Mathematics from Linfield College and a Ph.D. in Applied Physics from the Oregon Graduate Institute of Science and Technology.

   Mark R. Fernald has served as an Executive Engineer since October 2000 and he served as a Principal Engineer from December 1998 until October 2000. From August 1997 to December 1998, he served as a Design Engineer for us. From May 1996 to August 1997, Mr. Fernald worked at United Technologies Research Center, where he was involved in the development of fiber optic based optical components. Mr. Fernald holds a B.S. in Electrical Engineering from the University of Hartford.

   Daniel L. Gysling, Ph.D., has served as Vice President, Advanced Technology since April 2000. From February 1998 to April 2000, Dr. Gysling served as our Technical Manager, Fluid Dynamics and later as Technical Director, Flow Measurement. Dr. Gysling joined us in February 1998 from the United Technologies Research Center where, from September 1993 to January 1998, he served as Manager, Dynamic Fluids Systems Group and worked predominately in the area of turbomachinery aerodynamics and aeroelasticity. Dr. Gysling holds several U.S. patents in the area of fluid dynamic devices and has additional patents pending. He received a B.S. with highest distinction in Aerospace Engineering from The Pennsylvania State University, and an M.S. and a Ph.D. in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

   Keith R. Morley has served as our Vice President and General Manager, Optical Sensing Systems since joining CiDRA in August 1999. Prior to joining us, Mr. Morley spent 26 years in the oil and gas service industry. From July 1998 to August 1999, he served as President and Chief Executive Officer of Diversified Energy Services Corporation, a consulting firm for the oil and gas industry. From December 1995 to July 1998, he served as President and Chief Operating Officer of both Phoenix Drilling Services Inc. and Phoenix Energy Products Inc., subsidiaries of Phoenix Energy Services, LLC. Additionally, Mr. Morley spent 18 years with various divisions of Baker Hughes Incorporated, a major oilfield service, holding a broad range of operations, sales and marketing, and executive management positions. Mr. Morley received a Joint Honors B.S. from the University of London, England.

   Mark R. Myers, Ph.D., has served as our Vice President, Information Technology since October 2000. He served as our Vice President, Software Development from February 2000 until October 2000. He served as Director of Dynamic Systems and Software from December 1998 through February 2000. Dr. Myers was a founding member of Tempest Technologies LLC, a consulting firm specializing in algorithm and software development, which he led from May 1998 to December 1998. From January 1998 to May 1998, he was an Associate at Wager Associates, where he managed software design activities to support the development of commercial computer tools for gene sequence analysis. From July 1994 to January 1998, he was at United Technologies Corporation, first as the Technology Area Coordinator for Dynamical Systems at the United Technologies Research Center, and then as Design Chief within Pratt & Whitney's Compression Systems Component Center, where he was responsible for the application of collaborative computing systems to support engineering design processes. Dr. Myers received a B.S. in Biological Sciences from the University of California, Irvine and an M.S. and a Ph.D. in Applied Mathematics from Cornell University.

   Ruth O'Connell has served as Director, Investor Relations, since September 2000. From August 1996 to September 2000, she was at Lucent Technologies, where she served as Managing Director, Investor Relations as well as Manager of Industry Analyst Relations. Prior to 1996, she held several key management positions within the Telecommunication and Networking division of Digital Equipment Corporation, now Compaq Computer Corp. She has an extensive background in the telecommunications sector, holding several key management positions at Digital Equipment Corporation's Telecommunications and Networking division. She received a B.S. from Boston University.

   Martin A. Putnam has served as an Executive Engineer since October 2000 and he served as a Technical Manager from July 1998 until October 2000, where he has been responsible for development of Bragg gratings for optical add/drop multiplexing, gain equalization, dispersion compensation and tunable filters. He is also a member of our advanced technology development team. From June 1989 through July 1998, he was employed at the Naval Research Laboratory as a Research Physicist in the Optical Sciences division. Mr. Putnam has four U.S. patents in optical technology and has more than 20 patents pending. He received a B.S. in Physics from SUNY Geneseo and an M.S. in Electrical Engineering from the Johns Hopkins University.

   Paul J. Rothman has served as Vice President, Product Realization since October 2000 and he served as Director of Product Development from August 1998 until October 2000. From 1983 through July 1998, Mr. Rothman worked for United Technologies in many engineering and management roles, most notably as the Lead System Design Engineer and Technical Project Manager for various flight critical turbine engine control systems. He received a B.A. from Saint Anselm College and a B.S. in Mechanical Engineering from The University of Notre Dame.

   Paul E. Sanders joined CiDRA in March 1998, and has served as Vice President, Business Development since June 1999. Mr. Sanders has over 20 years of experience in the fiber optics industry. From December 1996 to March 1998, Mr. Sanders was Business Development Manager at Uniphase Telecommunications Products, now part of JDS Uniphase, and was responsible for marketing and program management of new products serving the DWDM industry. From September 1982 through November 1996, he served in a number of engineering and business development roles with 3M Corporation, and was a principal in launching 3M's specialty optical fiber and Bragg grating business units. Mr. Sanders received a B.S. in Chemistry from the University of Bridgeport.

   Michael A. Sapack has served as an Executive Engineer since October 2000, and he served as a member of our technical management staff from May 1997 to October 2000. He also serves as a Product Development Manager for tunable filter products. From 1995 through April 1997, Mr. Sapack was a member of the technical staff at Pitney Bowes, where he developed systems for next generation mailing automation products. Mr. Sapack holds two patents and received a B.S. in Electrical Engineering from Worcester Polytechnic Institute.

   James S. Sirkis, Ph.D. has served as Director, Technology Acquisitions since December 1999, where he is responsible for our mergers and acquisitions activities and advanced technology development. From August 1989 through December 1999, he was a professor at the University of Maryland, where he served as the Director of the Smart Materials and Structures Research Center, a multidisciplinary research center that conducted advanced research in optomechanical systems for telecommunications and sensing systems. Dr. Sirkis has eight U.S. patents in optical technology and many others pending. Dr. Sirkis received a B.S. in Engineering Science from the University of Florida and an M.S. and a Ph.D. in Engineering Mechanics from the University of Florida.

   John V. Viega has served as our Vice President, Operations since December 1997. From March 1979 through December 1997, he held various financial, operations and management positions with Gerber Systems Corporation, a manufacturer of high-precision imaging systems. From April 1994 to December 1997, he served as Vice President, Operations for Gerber Systems. From June 1991 to April 1994, he served as the Director of Manufacturing for Gerber Systems. From August 1986 to June 1991, Mr. Viega was Controller for Gerber Systems where he was responsible for all financial and operational accounting. He received a B.A. in Economics from the University of Connecticut and an M.B.A. from the University of Hartford.

   Kent H. Wardley has served as Director, Sales and Marketing since April 2000. Mr. Wardley has over 12 years of sales experience in fiber optics and high-speed communication test equipment. From May 1997 to April 2000, he served as the National Sales Manager for Queensgate SDL. From May 1995 to May 1997, Mr. Wardley was International/ Key Accounts Manager for Epitaxx, now part of JDS Uniphase. From June 1993 to May 1995, he was Key Account Manager for LeCroy, a manufacturer of high speed digital oscilloscopes for communications. From September 1984 to June 1993, Mr. Wardley served as both a Sales Engineer and Customer Engineer at Hewlett Packard. Mr. Wardley received a B.S. in Electrical Engineering Technology and a M.S.B. in Marketing Management from the New Jersey Institute of Technology.

Board Composition

   Upon completion of this offering, our board of directors will consist of seven members divided into three classes as nearly equal in number as possible. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. Upon completion of this offering, Messrs. Palmer and Slogedal will serve as the Class I directors, whose term expires at the first annual meeting of stockholders after completion of this offering; Dr. Kersey and Messrs. Honeybourne and Spirtos will serve in as the Class II directors, whose term expires at the second annual meeting of stockholders after completion of this offering; and Mr. Didden and Dr. Huber will serve as the Class III directors, whose term expires at the third annual meeting of stockholders after completion of this offering. In addition, upon completion of this offering, the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors may have the effect of discouraging or making it more difficult for a third party to acquire control of us.

Committees of the Board of Directors

   Our board of directors has an audit committee and a compensation committee.

   Audit Committee. The current members of our audit committee are Messrs. Honeybourne, Palmer and Spirtos. Our audit committee reviews, acts on, and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

   Compensation Committee. The current members of our compensation committee are Dr. Huber and Messrs. Honeybourne and Palmer. Our compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plans.

Compensation of Directors

   Our directors who are also our employees receive no compensation for serving on the board of directors. We reimburse our non-employee directors for all travel and other reasonable expenses incurred in attending board of director and committee meetings. Our non-employee directors are eligible to receive nonqualified stock option grants under our 2000 Employee, Director and Consultant Stock Plan. We may in the future grant nonqualified stock options to non-employee directors as an incentive to join or remain on the board of directors.

Compensation Committee Interlocks and Insider Participation

   The compensation committee of our board of directors consists of Dr. Huber and Messrs. Honeybourne and Palmer, none of whom has been an officer or employee of CiDRA at any time since our inception. No executive officer of CiDRA serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. In August 2000, we entered into a purchase agreement with Corvis Corporation, of which Dr. Huber is Chairman of the Board, President, Chief Executive Officer and a greater than 10% stockholder. See "Related Party Transactions--Purchase Agreement with Corvis Corporation" for a further discussion of this affiliation. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relating to the compensation of our executive officers.

Executive Compensation

   The following table sets forth the total compensation paid or accrued during the year ended December 31, 1999 to our Chief Executive Officer and our two other most highly compensated executive officers who earned more than $100,000 in salary and bonus during 1999. No other executive officer earned more than $100,000 in salary and bonus during 1999. Faye A. Iseley, our Vice President, Chief Financial Officer, joined us in August 1999 at an annual base salary of $125,000.

                          Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                                                      Awards
                                                   ------------
                                      Annual
                                   Compensation       Shares
                                ------------------  Underlying     All Other
Name and Principal Position     Salary($) Bonus($) Options (#)  Compensation ($)
---------------------------     --------- -------- ------------ ----------------
F. Kevin Didden...............  $125,000   $ 450       --           $   --
 President and Chief Executive
 Officer
Alan D. Kersey, Ph.D. ........   125,612   8,891       --               --
 Vice President, Chief
 Technology Officer
Michael Grillo................   125,000   5,000       --            30,000(1)
 Vice President, General
 Counsel

--------
(1) Consists of $30,000 paid to Mr. Grillo in 1999 for relocation expenses. Mr. Grillo elected not to relocate and repaid this amount to us in 2000.

Option Grants in Last Fiscal Year

   There were no stock options granted to the executive officers named in the summary compensation table above during our fiscal year ended December 31, 1999.

Aggregate Option Exercises in 1999 and Year-End Option Values

   The following table sets forth certain information with respect to option exercises and the total value of options held by each executive officer named in the summary compensation table above as of December 31, 1999. Because there was no public trading market for the common stock as of December 31, 1999, the value realized upon the exercise of options and the value of the unexercised in-the-money options at year-end have been calculated using the assumed
initial public offering price of $    per share, minus the applicable per
share exercise price.

                                             Number of Securities
                                            Underlying Unexercised   Value of Unexercised In-
                          Shares            Options at Fiscal Year-    the-Money Options at
                         Acquired                     End                 Fiscal Year-End
                            on     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
F. Kevin Didden.........     --     --           --           --         --           --
Alan D. Kersey, Ph.D....     --     --       259,980      152,820
Michael Grillo..........  50,000              43,333       66,667

Employee Benefit Plans

 2000 Employee, Director and Consultant Stock Plan

   Our 2000 Employee, Director and Consultant Stock Plan was approved by our
board of directors in    2000, subject to stockholder approval. Under this
plan, we may grant incentive stock options and nonqualified stock options. As
of September 30, 2000, a total of     shares of common stock had been reserved
for issuance under this plan. No shares have been issued pursuant to options granted under this plan, no shares are subject to outstanding options and shares are available for future grant. In addition, there will be an annual increase in the number of shares reserved for issuance under the plan
beginning on     equal to the lesser of:

  .      shares;

  .  5% of the outstanding shares on the date of the increase; or

  .  a lesser amount determined by the board of directors.

   Upon completion of this offering, this plan is to be administered by our compensation committee. The compensation committee will determine the terms of options granted pursuant to this plan, including:

  .  the exercise price and the number of shares subject to each option;

  .  the date on which the option becomes exercisable;

  .  the termination or cancellation provisions applicable to the options;
     and

  . the conditions relating to our right to reacquire shares subject to the options.

The maximum term of options granted under this plan is ten years.

   If we are acquired, the Compensation Committee will provide that outstanding options under this plan shall be: (1) assumed by the successor or acquiring company; (2) exercised within a specified number of days or the options will terminate; or (3) terminated in exchange for a cash payment equal to the value of the option at the time we are acquired. If we are acquired, the Compensation Committee may also provide that all outstanding options fully vest.

 1997 Option Plan

   The 1997 Stock Option Plan was approved by our board of directors in January 1997 and by our stockholders in April 1997. The plan was amended in June 1997, December 1997, February 1998 and October 2000. The purpose of the plan is to enhance our profitability and value for the benefit of our stockholders by enabling us to offer stock-based incentives. The plan authorizes the grant of options to purchase shares of common stock to our employees and consultants. Under the plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees. As of September 30, 2000, a total of 7,400,000 shares were reserved for issuance under the plan, and 4,709,224 shares had been issued as a result of the exercise of options, 1,726,948 shares were subject to outstanding options, and 963,828 shares were available for future grants.

   The plan is administered by our compensation committee. Subject to the provisions of the plan, the compensation committee has authority to determine the terms of options granted pursuant to this plan, including:

  .  the number of shares subject to an option;

  .  the date on which the option becomes exercisable;

  .  the option exercise price per share; and

  .  the duration of the option.

   The plan provides that, in the event of our merger with or into another corporation or a sale of substantially all of our assets, our board of directors, or the board of directors of the acquiring corporation, will:

  . provide that unexercised options will be assumed or an equivalent option or right substituted by the acquiring corporation;

  . provide notice that all unexercised options must be exercised within a specific time period, after which all options will terminate; or

  . purchase all unexercised options for the aggregate fair market value of the shares subject to such options, less the aggregate exercise price.

If, following a change of control in which outstanding options under this plan were assumed or substituted by the acquiring corporation, an option holder is terminated without cause or terminates his or her employment for good reason, all unvested options will vest immediately.

 2000 Employee Stock Purchase Plan

   In October 2000, subject to stockholder approval, our board of directors adopted the 2000 Employee Stock Purchase Plan and reserved a total of 500,000 shares for issuance under the purchase plan. Generally, all employees that work 20 hours or more per week, who have been continuously employed by us for at least the three months immediately prior to any offering period, are eligible to participate. However, any employee who would own more than five percent of the total combined voting power of our stock immediately after a grant under the Purchase Plan is not eligible to participate and no participant may purchase more than $25,000 of our common stock in any one calendar year.

   The purchase plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986. The purchase plan is implemented by a series of consecutive six-month offering periods. The offering periods generally will start on April 1 and October 1 of each year, except that the first offering period will start on the effective date of the registration statement in connection with this offering and shall end on September 28, 2001, with the option price on the first day of such offering period equal to 85% of the initial public offering price.

   We will deduct up to 10% of each participating employee's pay, not to exceed $21,250 per year, beginning on the first day of each designated offering period. On the first day of each offering period, each participating employee will be granted an option to purchase shares of our common stock. Unless a participating employee withdraws from the purchase plan prior to the end of the offering period, on the last day of the offering period the option will be automatically exercised for the purchase of a number of shares of our common stock determined by dividing the participating employee's contributions during the offering period by the lesser of (1) 85% of the fair market value of our common stock on the first day of the offering period, or (2) 85% of the fair market value of our common stock on the last day of the offering period. Participating employees may end their participation at any time during an offering period, at which time they will receive all amounts deducted pursuant to the purchase plan for that offering period. Participation in the purchase plan ends automatically upon termination of employment.

   Our board of directors may amend or terminate the purchase plan at any time and in any respect without stockholder approval unless stockholder approval is required by law. The purchase plan will continue in effect for a term of ten years, subject to the right of the Board of Directors to terminate the purchase plan at any earlier time.

Limitation of Directors' Liability and Indemnification

   The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

   We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933. Our certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

   There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification

                          RELATED PARTY TRANSACTIONS

Sales of Our Common Stock and Preferred Stock

   The following executive officers, directors or holders of more than five percent of our voting securities purchased our common stock and preferred stock in the amounts as of the dates set forth below. Each share of our Series A, Series B, Series C and Series D preferred stock is convertible into six shares of our common stock.

                                                                     Preferred Stock
                                      Common     --------------------------------------------------------
Directors and Executive Officers      Stock         Series A      Series B      Series C      Series D
--------------------------------  -------------- -------------- ------------- ------------- -------------
F. Kevin Didden.................    4,008,534(1)            --            --            --            --
Alan D. Kersey, Ph.D............      543,320(2)            --            --            --            --
Faye A. Iseley..................      200,000(3)            --            --            --            --
Michael Grillo..................      192,000(4)            --            --            --            --
David R. Huber, Ph.D............             --         692,331       761,087        38,791           --
Will Honeybourne................             --             --            --            --            --
David F. Palmer.................             --             --            --            --            --
Asmund Slogedal.................             --             --         11,400           --            --
John B. Spirtos.................             --             --            --            --            --
5% Stockholders
Connecticut Innovations, Inc. ..             --         290,141       250,358       134,154        45,600
Teknoinvest Management AS.......             --         206,981       534,865        97,166         8,729
First Reserve Fund..............             --             --            --        820,513        63,721
Price Per Share.................   $.005-$.625       $3.00          $6.99        $19.50        $90.00
Date(s) of Purchase.............  August 7, 1996 April 27, 1997 Feb. 12, 1998 Apr. 13, 1999 June 20, 2000
                                     through          and                     June 28, 1999
                                  Sep. 29, 2000  Aug. 11, 1997                     and
                                                                              July 30, 1999

--------
(1) Consists of 4,008,534 shares purchased for $.005 per share.
(2) Consists of 40,000 shares acquired upon exercise of options at $.075 per share, 412,800 shares acquired upon exercise of options at $.15 per share and 90,520 shares acquired upon exercise of options at $.625 per share.
(3) Consists of 200,000 shares acquired upon exercise of options at $.625 per share.
(4) Consists of 40,000 shares acquired upon exercise of options at $.075 per share, 120,000 shares acquired upon exercise of options at $.15 per share and 32,000 shares acquired upon exercise of options at $.625 per share.

Purchase Agreement with Corvis Corporation

   In August 2000, we entered into a purchase agreement with Corvis Corporation. This agreement has a term of two years and obligates Corvis to purchase optical networking products from us based on a rolling forecast provided to us by Corvis. To date, we have not shipped any products under this agreement. David R. Huber, Ph.D., our Chairman of the Board, is the Chairman of the Board, President, Chief Executive Officer and a greater than 10% stockholder of Corvis. We believe that the terms of this transaction with Corvis were at least as favorable as those we could have obtained from an unaffiliated third party.

2000 Executive Loan Program

   In August 2000, pursuant to our 2000 Executive Loan Program we lent an aggregate of $600,000 to our four executive officers. These loans are secured by a pledge of an aggregate of 200,000 shares of our common stock held by the executive officers, based on a per share price of $3.00 per share. These loans are payable in full on the earlier of (1) two years from the date the loan was made, (2) 30 days after voluntary or involuntary termination of the executive officer's employment with us or (3) 90 days after termination of the executive officer's employment with us as a result of retirement, disability or death. From and after the date the loan becomes due, the outstanding principal balance will accrue interest at a rate equal to the prime rate. Prior to the date the loan becomes due, the principal does not bear interest. The number of shares pledged by each executive officer is subject to adjustment by the board of directors based on changes in the fair market value of our common stock. We have loans with the following executive officers in the amounts indicated:

Executive Officer                                         Amount   Date of Loan
-----------------                                        -------- --------------
F. Kevin Didden......................................... $150,000 August 1, 2000
Alan D. Kersey, Ph.D.................................... $150,000 August 1, 2000
Faye A. Iseley.......................................... $150,000 August 1, 2000
Michael Grillo.......................................... $150,000 August 1, 2000

Connecticut Presence Requirement

   Pursuant to the Preferred Stock Purchase Agreement dated June 20, 2000, Connecticut Innovations, Inc., a greater than five percent stockholder, has the right to require us to repurchase the 4,321,518 shares of common stock owned by them, and their affiliated entities, if we do not (1) maintain our principal place of business, (2) base a majority of our employees and (3) conduct a majority of our operations in Connecticut. If this right is triggered, they would have the right to require us to purchase these shares of common stock at a per share price equal to the greater of:

   . the initial purchase price plus a 25% rate of return compounded annually from the date of purchase; or

   . the fair market value of the share as mutually determined by us and Connecticut Innovations.

The shares held by Connecticut Innovations and its related entities were originally purchased in the form of Series A, Series B, Series C and Series D preferred stock at the prices and on the dates set forth in "Related Party Transactions--Sales of Our Common Stock and Preferred Stock." This right terminates once all of the shares held by Connecticut Innovations and its related entities are freely tradeable without registration under the Securities Act of 1933.

Future Transactions

   All future transactions, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2000, and as adjusted to reflect the sale of our common stock offered by this prospectus by:

  .  the executive officers named in the summary compensation table;

  .  each of our directors;

  .  all of our current directors and executive officers as a group; and

  . each stockholder known by us to own beneficially more than five percent of our common stock.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of September 30, 2000, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 50,722,408 shares of common stock outstanding on September 30, 2000, which assumes the conversion of all outstanding shares of preferred stock into
common stock, and     shares of common stock outstanding after the completion
of this offering.

   Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o CiDRA Corporation, 50 Barnes Park North, Wallingford, Connecticut 06492.

                                                                Percentage of
                                                                Common Stock
                                                                Beneficially
                                                  Number of         Owned
                                                    Shares    -----------------
                                                 Beneficially  Before   After
    Beneficial Owner                                Owned     Offering Offering
    ----------------                             ------------ -------- --------
Directors and Executive Officers
F. Kevin Didden (1).............................   3,924,734     7.7%
Alan D. Kersey, Ph.D. (2).......................     525,820     1.0
Michael Grillo (3)..............................     187,000     *
David R. Huber, Ph.D. (4).......................  10,781,466    21.3
Will Honeybourne (5)............................   5,305,404    10.5
David F. Palmer (6).............................   2,406,210     4.7
Asmund Slogedal (7).............................   5,763,396    11.4
John B. Spirtos (8).............................   1,828,212     3.6
All current executive officers and directors as
 a group
 (9 persons) (9)................................  29,094,030    57.4
5% Stockholders
Connecticut Innovations, Inc. (10)..............   4,321,518     8.5
Teknoinvest Management AS (11)..................   5,086,446    10.0
First Reserve Corporation (5)...................   5,305,404    10.5

--------
*  Represents beneficial ownership of less than 1% of the shares of Common
   Stock.

 (1) Includes 641,844 shares held in trust for Mr. Didden's minor children. Mr. Didden disclaims beneficial ownership of these shares.
 (2) Includes 172,590 shares subject to our right of repurchase, which lapses over time. Also includes 20,000 shares held in trust for Dr. Kersey's minor children and 5,000 shares owned by Dr. Kersey's wife. Dr. Kersey disclaims beneficial ownership of these shares.
 (3) Includes 68,667 shares subject to our right of repurchase, which lapses over time. Also includes 30,000 shares held in trust for Mr. Grillo's minor children and 5,000 shares owned by Mr. Grillo's wife. Mr. Grillo disclaims beneficial ownership of these shares.
 (4) Includes 79,458 shares held by The David R. Huber Grantor Retained Annuity Trust, 159,150 shares held by HRLD Corporation, of which Dr. Huber is President, 153,714 shares held by HRLD LP, of which Dr. Huber is a limited partner and 1,515,348 shares held by Optical Capital Group, LLC, of which Dr. Huber is Chairman. Dr. Huber disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.
 (5) Includes 1,591,620 shares held by First Reserve Fund VII, LP and 3,713,784 shares held by First Reserve Fund VIII, L.P. Mr. Honeybourne is a Managing Director of First Reserve Corporation which is the General Partner of the General Partner of First Reserve Fund VII, L.P. and First Reserve Fund VIII, L.P. Mr. Honeybourne disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities. First Reserve Corporation is located at 475 Steamboat Road, Greenwich, Connecticut 06830.
 (6) Includes 2,260,872 shares held by Velocity Capital, LLC, 33,336 shares held by VPF CiDRA, LLC and 112,002 shares held by VPF CiDRA Investments II, LLC. Mr. Palmer is the Managing Member of each of these entities. Mr. Palmer disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.
 (7) Includes 520,140 shares held by Venturos I DA and 88,410 shares held by Venturos Holding AS. Venturos I DA is managed by Venturos Management KS, which is a subsidiary of Venturos Holding AS. Mr. Slogedal is a Managing Director of Venturos Management KS. Also includes 4,465,740 shares held by KS Teknoinvest V and 620,706 shares held by Teknoinvest VI. Mr. Slogedal is a director of each of these entities. Mr. Slogedal disclaims beneficial ownership of shares held by all of these entities except to the extent of his pecuniary interest in these entities.
 (8) Includes 159,150 shares held by HRLD Corporation, of which Mr. Spirtos is General Counsel, 153,714 shares held by HRLD LP, of which HRLD Corporation is the General Partner, and 1,515,348 shares held by Optical Capital Group, LLC, of which Mr. Spirtos is Vice Chairman. Mr. Spirtos disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.
 (9) See Notes 1 through 8 above. Also includes an additional 118,750 shares subject to our right of repurchase, which lapses over time.
(10) Includes 945,378 shares held by CII/NEV LLC and 66,666 shares held by Connecticut Innovations/Webster LLC. Connecticut Innovations, Inc. is the Managing Member of these entities. Connecticut Innovations, Inc. is located at 999 West Street, Rocky Hill, Connecticut 06067.
(11) Includes 4,465,740 shares held by KS Teknoinvest V and 620,706 shares held by KS Teknoinvest VI. Teknoinvest Management AS is the manager of KS Teknoinvest V and KS Teknoinvest VI. Teknoinvest Management AS is located at Grev Wedels Plass 5, P.O. Box 556 Sentrum, 0151 Oslo, Norway.

                         DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, we will be authorized to issue 300,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share, and there will be shares of common stock and no shares of preferred stock outstanding. Assuming the conversion of our preferred stock, as of September 30, 2000, we had 50,722,408 shares of common stock outstanding held of record by 367 stockholders, and there were outstanding options to purchase 1,726,948 shares of common stock and outstanding warrants to purchase up to an aggregate number of shares equal to five percent of the common stock sold to the public in this offering.

Common Stock

   Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

   The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, adversely affect the rights and powers, including voting rights, of the common stock, and have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Warrants

   As of September 30, 2000, we had outstanding warrants to purchase up to an aggregate number of shares of common stock equal to five percent of the shares sold to the public in this offering. These warrants were issued in connection with our Series D preferred stock financing and are exercisable at a price equal to the initial public offering price. The warrants may be exercised for a one-year period beginning on the day after the registration statement in connection with this offering is declared effective by the Securities and Exchange Commission.

Registration Rights

   Holders of shares of our common stock are entitled to registration rights with respect to those shares, as set forth below. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any such registration under certain circumstances. All expenses incurred in connection with registrations effected in connection with the following rights will be borne by us.

   Demand Rights. The holders of 44,527,240 shares of common stock and an aggregate number of shares of common stock equal to five percent of the common stock sold to the public in this offering issuable upon the exercise of warrants will have rights to cause us to register those shares under the Securities Act. We may be required to effect up to three such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

   Piggyback Rights. If at any time after this offering we propose to register any of our equity securities under the Securities Act, other than in connection with:

  . a registration relating solely to our stock option plans or other employee benefit plans, or

  . a registration relating solely to a business combination or merger involving us,

the holders of 44,527,240 shares of common stock and an aggregate number of shares of common stock equal to five percent of the common stock sold to the public in this offering issuable upon the exercise of warrants are entitled to notice of such registration and are entitled to include their common stock in the registration.

   Shelf Registration Rights. In addition, the holders of 44,527,240 shares of common stock and an aggregate number of shares of common stock equal to five percent of the common stock sold to the public in this offering issuable upon the exercise of warrants will have the right to cause us to register these shares on a Form S-3, provided that we are eligible to use this form. We may be required to effect up to three such registrations. We will not be required to effect such a registration unless the aggregate offering price of the shares to be registered is expected to be at least $5.0 million, and we will only be required to effect one such registration in any twelve-month period. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

Delaware Law and Certain Charter and By-law Provisions

   The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation and (3) our restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

   Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

   Classified Board of Directors. Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes as nearly equal in number as possible. Each year, the stockholders will elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

   Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. If the date of the annual meeting is more than 30 days before or after the anniversary date of the preceding year's annual meeting, or if there was no annual meeting in the preceding year, notice must be delivered not less than the later of 60 days prior to the meeting or ten days following public announcement of the meeting and not more than 90 days prior to the meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

   Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

   No Stockholder Action by Written Consent. Our restated certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

   Super-Majority Stockholder Vote required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled "Delaware Law and Certain Charter and By-law Provisions" or to reduce the number of authorized shares of common stock or preferred stock. This 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 66 2/3% vote is also required for any amendment to, or repeal of, our bylaws by the stockholders. Our bylaws may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock will be    .

Listing

   We will complete an application for listing our common stock on the Nasdaq National Market under the symbol "CIDC."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have     shares of common stock
outstanding, assuming the conversion of all outstanding shares of preferred stock and no exercise of any options and warrants outstanding as of September
30, 2000. Of these shares, the     shares sold in this offering will be freely
transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 50,722,408 shares of common stock existing are "restricted shares" as defined in Rule
144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

   Number of Shares                                   Date
   ----------------                                   ----
        ....................... On the date of this prospectus.
        ....................... After 90 days from the date of this prospectus.
        ....................... After 180 days from the date of this prospectus
                                (subject, in some cases, to volume limitations).
        ....................... At various times after 180 days from the date of this prospectus (subject, in some cases, to
                                volume limitations).

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares
of common stock, which will equal approximately     shares immediately after
this offering, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. We are unable to estimate the number of shares that will be sold under rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

   The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

   Upon completion of this offering, the holders of approximately 44,527,240 shares of common stock and an aggregate number of shares of common stock equal to five percent of the common stock sold to the public in this offering issuable upon the exercise of warrants or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates.

Stock Options

   As of September 30, 2000, options to purchase a total of 1,726,948 shares of common stock were outstanding. All of the shares subject to options are
subject to lock-up agreements. An additional     shares of common stock were
available for future option grants under our stock plans.

   Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our 2000 Employee, Director and Consultant Stock Option Plan, our 1997 Stock Option Plan and our 2000 Employee Stock Purchase Plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of the prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Lock-up Agreements

   Our officers, directors and substantially all of our stockholders, who hold
an aggregate of approximately     shares of our common stock, have agreed,
subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated.

   If the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price per share for 20 of the 30 trading days (including the 30th day) ending on the last trading day preceding the 90th day after the date of this prospectus, 25% of the shares of our common stock subject to the 180-day restriction described above excluding shares owned by our
executive officers, or     shares, will be released from these restrictions.
The release of these shares will occur on the later to occur of:

  . the 90th day after the date of this prospectus if we make our first post-offering public release of our quarterly or annual earnings results during the period beginning on the eleventh trading day after the date of this prospectus and ending on the day prior to the 90th day after the date of this prospectus, or

  . on the second trading day following the first public release of our quarterly or annual results occurring on or after the 90th day after the date of this prospectus, if we do not make our first post-offering public release as described in the preceding clause.

   Of the shares to be released,     shares will be eligible for sale, in some
cases subject only to the volume, manner of sale and notice requirements of Rule 144. In addition, Morgan Stanley & Co. Incorporated may in its sole discretion choose to release any or all of these shares from these restrictions prior to the expiration of either the 90- or 180-day period.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, CIBC World Markets Corp., UBS Warburg LLC, Thomas Weisel Partners LLC and Raymond James & Associates, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock set forth opposite the names of these underwriters below:

                                                                       Number of
Name                                                                    Shares
----                                                                   ---------
Morgan Stanley & Co. Incorporated.....................................
CIBC World Markets Corp...............................................
UBS Warburg LLC.......................................................
Thomas Weisel Partners LLC............................................
Raymond James & Associates, Inc.......................................
  Total...............................................................
                                                                          ===

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some dealers at a price that
represents a concession not in excess of $    per share under the public
offering price. Any underwriter may allow, and such dealers may reallow, a
concession not in excess of $    per share to other underwriters or to other
dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to
purchase up to an aggregate of     additional shares of common stock at the
public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table. If the underwriters exercise the over-allotment option in full, the total price to the public for this
offering would be $   , the total underwriting discounts and commissions would
be $    and the total proceeds to us would be $    before deducting estimated
offering expenses of $   .

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "CIDC."

   We, our directors and executive officers and substantially all of our stockholders and option holders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, directly or indirectly, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. This lock-up restriction is subject, in specified circumstances, to earlier release. For a description of the circumstances leading to this earlier release, please see "Shares Eligible for Future Sale--Lock-up Agreements."

   The restrictions described in the immediately preceding paragraph do not apply to:

  . the sale by us to the underwriters of the shares of common stock under the underwriting agreement;

  . the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  . transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   At our request, the underwriters have reserved up to     shares of common
stock offered by this prospectus for sale at the initial public offering price to some of our directors, officers, employees, customers and other business associates. There can be no assurance that any of the reserved shares will be purchased. The number of shares available for sale to the general public will be reduced to the extent that these parties purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 146 completed transactions, and has acted as a syndicate member in an additional 128 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   On June 20, 2000, Morgan Stanley Dean Witter Equity Funding, Inc., purchased 55,556 shares of our Series D preferred stock for an aggregate amount of $5.0 million, or $90 per share. Morgan Stanley Dean Witter Equity Funding and Morgan Stanley & Co. Incorporated, which is an underwriter in this offering, are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

Pricing of the Offering

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

  . our record of operations, our current financial position and future prospects;

  .  the experience of our management;

  . sales, earnings and certain of our other financial and operating information in recent periods; and

  . the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

   The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts and for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

   The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

   You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC's public reference room, and the web site of the SEC referred to above.

                               CIDRA CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.........................................  F-2

Balance Sheets as of December 31, 1998 and 1999 and June 30, 2000
 (unaudited)..............................................................  F-3

Statements of Operations for each of the three years in the period ended
 December 31, 1999 and
 for the six months ended June 30, 1999 (unaudited) and 2000 (unaudited)..  F-4

Statements of Changes in Stockholders' Deficit for each of the three years in the period ended December 31, 1999 and for the six months ended June
 30, 2000 (unaudited).....................................................  F-5

Statements of Cash Flows for each of the three years in the period ended
 December 31, 1999 and
 for the six months ended June 30, 1999 (unaudited) and 2000 (unaudited)..  F-6

Notes to Financial Statements.............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of CiDRA Corporation

   In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of CiDRA Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

March 6, 2000, except for the stock split described in Note 7 which is as of April 7, 2000

                               CIDRA CORPORATION

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                                    June 30,
                                                                      2000
                                                                    Pro Forma
                                      December 31,                Stockholders'
                                    ------------------  June 30,     Equity
                                      1998      1999      2000      (Note 2)
                                    --------  --------  --------  -------------
                                                             (Unaudited)
              Assets
Current assets:
  Cash and cash equivalents (Note
   2).............................  $  4,497  $ 16,871  $103,947
  Restricted cash (Note 2)........       --      1,750     1,796
  Accounts receivable.............       --        --         27
  Inventories.....................       772       750       843
  Other current assets............       113       154       252
                                    --------  --------  --------
    Total current assets..........     5,382    19,525   106,865
Fixed assets, net (Note 3)........     3,882     5,347     9,575
Restricted cash...................     1,367       367       321
Other assets (Note 4).............       310       191       214
                                    --------  --------  --------
    Total assets..................  $ 10,941  $ 25,430  $116,975
                                    ========  ========  ========
     Liabilities, Mandatorily
      Redeemable Convertible
 Preferred Stock and Stockholders'
         (Deficit) Equity
Current liabilities:
  Accounts payable and accrued
   liabilities....................  $  1,494  $  2,552  $  4,778
  Current portion of long-term
   debt (Note 5)..................       243     3,960     4,251
                                    --------  --------  --------
    Total current liabilities.....     1,737     6,512     9,029
                                    --------  --------  --------
Long-term debt (Note 5)...........     3,691     2,116     2,481
                                    --------  --------  --------
Commitments and contingencies
 (Note 10)
Mandatorily redeemable convertible
 preferred stock, (Note 6) $.01
 par value, 7,020,000 shares
 authorized; 3,764,433, 5,388,658,
 6,499,280 (unaudited), and 0
 (unaudited) shares issued and
 outstanding at December 31, 1998,
 December 31, 1999, June 30, 2000
 and June 30, 2000 pro forma,
 respectively, stated at
 redemption value.................    20,640    52,263   150,425    $    --
                                                                    ========
Stockholders' (deficit) equity
 (Note 7):
  Common stock, $.001 par value;
   62,720,000 shares authorized;
   7,430,478, 8,292,030, 9,449,294
   (unaudited) and 48,444,974
   (unaudited) shares issued and
   outstanding at December 31,
   1998, December 31, 1999, June
   30, 2000 and June 30, 2000 pro
   forma, respectively............         8         8         9    $     48
  Additional paid-in capital......       194     2,567    11,279     161,665
  Deferred compensation...........       --     (1,651)   (7,271)     (7,271)
  Accumulated deficit.............   (15,329)  (36,385)  (48,977)    (48,977)
                                    --------  --------  --------    --------
    Total stockholders' (deficit)
     equity.......................   (15,127)  (35,461)  (44,960)   $105,465
                                    --------  --------  --------    --------
                                                                    --------
    Total liabilities, mandatorily
     redeemable preferred stock
     and stockholders' (deficit)
     equity.......................  $ 10,941  $ 25,430  $116,975
                                    ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                               CIDRA CORPORATION

                            STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                                             Six Months Ended
                                Years Ended December 31,         June 30,
                                ---------------------------  -----------------
                                 1997      1998      1999     1999      2000
                                -------  --------  --------  -------  --------
                                                               (unaudited)
Revenue.......................  $   --   $    --   $    --   $   --   $    423
Operating expenses:
  Production costs, exclusive
   of stock compensation
   expense of $0, $0, $84, $22
   and $144, respectively.....      --        --        136      --        838
  Research and development,
   exclusive of stock
   compensation expense of $0,
   $0, $211, $68, and $502,
   respectively...............    1,484     8,936    15,773    6,272     8,087
  Sales and marketing,
   exclusive of stock
   compensation expense of $0,
   $0, $11, $1 and $84,
   respectively...............       86     1,281     1,594      537       929
  General and administrative,
   exclusive of stock
   compensation expense of $0,
   $0, $268, $32, and $436,
   respectively...............      848     3,000     3,414    1,637     2,100
  Deferred compensation.......      --        --        574      123     1,166
                                -------  --------  --------  -------  --------
    Total operating expenses..    2,418    13,217    21,491    8,569    13,120
                                -------  --------  --------  -------  --------
Loss from operations..........   (2,418)  (13,217)  (21,491)  (8,569)  (12,697)
Other income, net.............       43       502       435       93       156
                                -------  --------  --------  -------  --------
    Net loss..................   (2,375)  (12,715)  (21,056)  (8,476)  (12,541)
Dividends on preferred stock..      --        --        --       --         51
                                -------  --------  --------  -------  --------
  Net loss attributable to
   common stockholders........  $(2,375) $(12,715) $(21,056) $(8,476) $(12,592)
                                =======  ========  ========  =======  ========
  Basic and diluted net loss
   per share attributable to
   common stockholders........  $  (.72) $  (3.33) $  (3.39) $ (1.50) $  (1.55)
                                =======  ========  ========  =======  ========
Shares used in computing basic
 and diluted net loss per
 share attributable to common
 stockholders.................    3,316     3,818     6,209    5,659     8,105
                                =======  ========  ========  =======  ========
Pro forma basic and diluted
 net loss per common share
 (unaudited)..................                     $   (.59)          $   (.31)
                                                   ========           ========
Shares used in computing pro
 forma basic and diluted net
 loss per common share
 (unaudited)..................                       35,798             40,840
                                                   ========           ========


   The accompanying notes are an integral part of these financial statements.

                               CIDRA CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (dollars in thousands)

                            Common Stock   Additional
                          ----------------  Paid in     Deferred   Accumulated
                           Shares   Amount  Capital   Compensation   Deficit    Total
                          --------- ------ ---------- ------------ ----------- --------
December 31, 1996.......  6,307,504   $6    $    10         --      $   (239)  $   (223)
Net loss................        --   --         --          --        (2,375)    (2,375)
                          ---------  ---    -------     -------     --------   --------
December 31, 1997.......  6,307,504    6         10         --        (2,614)    (2,598)
Share issued for
 OptoPlan
 investment (Note 4)....    700,000    2        156         --           --         158
Options exercised.......    422,974  --          28         --           --          28
Net loss................        --   --         --          --       (12,715)   (12,715)
                          ---------  ---    -------     -------     --------   --------
December 31, 1998.......  7,430,478    8        194         --       (15,329)   (15,127)
Options exercised.......    861,552  --         148         --           --         148
Deferred compensation...        --   --       2,225      (2,225)         --         --
Amortization of deferred
 compensation...........        --   --         --          574          --         574
Net loss................        --   --         --          --       (21,056)   (21,056)
                          ---------  ---    -------     -------     --------   --------
December 31, 1999.......  8,292,030    8      2,567      (1,651)     (36,385)   (35,461)
Options exercised
 (unaudited)............  1,157,264    1        226         --           --         227
Issuance of warrants
 (unaudited)............        --   --       1,700         --           --       1,700
Deferred compensation
 (unaudited)............        --   --       6,786      (6,786)         --         --
Amortization of deferred
 compensation
 (unaudited)............        --   --                   1,166          --       1,166
Dividends (unaudited)...        --   --         --          --           (51)       (51)
Net loss (unaudited)....        --   --         --          --       (12,541)   (12,541)
                          ---------  ---    -------     -------     --------   --------
June 30, 2000
 (unaudited)............  9,449,294  $ 9    $11,279     $(7,271)    $(48,977)  $(44,960)
                          =========  ===    =======     =======     ========   ========


   The accompanying notes are an integral part of these financial statements.

                               CIDRA CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             Six Months Ended
                                Years Ended December 31,         June 30,
                                ---------------------------  -----------------
                                 1997      1998      1999     1999      2000
                                -------  --------  --------  -------  --------
                                                               (unaudited)
Cash flows from operating
 activities:
  Net loss..................... $(2,375) $(12,715) $(21,056) $(8,476) $(12,541)
  Depreciation and
   amortization................      39       508     1,164      488       841
  Amortization of deferred
   compensation................     --        --        574      123     1,166
  Changes in operating assets
   and liabilities:
    Inventories................     (29)     (743)       22       21       (93)
    Other current assets and
     other assets..............     (90)     (171)       78     (116)     (148)
    Accounts payable and
     accrued expenses..........     417     1,077     1,058      558     2,175
                                -------  --------  --------  -------  --------
      Net cash used in
       operating activities....  (2,038)  (12,044)  (18,160)  (7,402)   (8,600)
                                -------  --------  --------  -------  --------
Cash flows from investing
 activities:
  Purchases of fixed assets....    (936)   (3,488)   (2,629)  (1,478)   (5,069)
                                -------  --------  --------  -------  --------
Cash flows from financing
 activities:
  Proceeds from issuance of
   debt........................     --      4,042     2,475    1,500       967
  Debt repayment...............     --       (358)     (333)    (118)     (311)
  Restricted cash..............     --     (1,367)     (750)    (750)      --
  Proceeds from exercise of
   stock options...............     --         28       148       27       227
  Net proceeds from sale of
   mandatorily redeemable
   convertible preferred stock
   and warrants................   3,313    17,327    31,623   30,672    99,862
                                -------  --------  --------  -------  --------
      Net cash provided by
       financing activities....   3,313    19,672    33,163   31,331   100,745
                                -------  --------  --------  -------  --------
Net increase in cash and cash
 equivalents...................     339     4,140    12,374   22,451    87,076
Cash and cash equivalents at
 beginning of period...........      18       357     4,497    4,497    16,871
                                -------  --------  --------  -------  --------
Cash and cash equivalents at
 end of period................. $   357  $  4,497  $ 16,871  $26,948  $103,947
                                -------  --------  --------  -------  --------
Supplemental disclosures of
 cash flow information:
  Cash paid during the year
   for:
    Interest paid.............. $     8  $     74  $    529  $   207  $    349
                                =======  ========  ========  =======  ========

   Noncash transactions disclosed in Note 4.

   The accompanying notes are an integral part of these financial statements.

                               CIDRA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Operations of the Company

   CiDRA Corporation (the "Company") was incorporated in Delaware on August 7, 1996. The Company is engaged in the design, manufacture and marketing of high-precision optical networking products, based upon proprietary optical waveguide technology, for next-generation optical communications networks. The Company's products are designed to permit highly accurate wavelength tuning to enable increased functionality, flexibility and performance in optical networks.

   The Company has funded its operations through the issuance of equity securities, bank borrowings and equipment financing. During the first half of 2000, the Company raised $99,862,000 from the sale of preferred stock. Management believes the existing cash on hand at June 30, 2000 and cash generated from operations will be adequate to fund the Company's cash requirements for the remainder of 2000 and into 2001.

2. Summary of Significant Accounting Policies

   Significant accounting policies followed in the preparation of these financial statements are as follows:

 Cash, cash equivalents and restricted cash

   The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents. The Company invests excess cash primarily in money market funds, certificates of deposits and repurchase agreements at financial institutions which are subject to minimal credit and market risk.

   The Company's cash equivalents and short-term investments at June 30, 2000 consisted of approximately $103.9 million ($16.9 million at December 31, 1999) in money market funds, certificates of deposit and a repurchase agreement. All securities are classified as available-for-sale and are recorded at cost which approximates fair value. Gross unrealized and realized gains and losses on sales of securities as of and for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 were not significant.

   Restricted cash of $2.1 million at June 30, 2000 and December 31, 1999 is comprised of amounts restricted under the Company's credit facilities. (See
Note 5).

 Concentration of credit risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities and accounts receivable. The Company's cash and investment policies limit investments to short-term investment grade instruments.

 Inventories

   Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. The components of inventories are:

                                                           December
                                                              31,
                                                           ---------  June 30,
                                                           1998 1999    2000
                                                           ---- ---- -----------
                                                                     (unaudited)
   Raw materials.......................................... $528 $629    $269
   Work in process........................................  244   62     292
   Finished goods.........................................  --    59     282
                                                           ---- ----    ----
                                                           $772 $750    $843
                                                           ==== ====    ====

                               CIDRA CORPORATION

 Fixed assets

   Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years. Leasehold improvements are amortized over the shorter of the useful life of the assets or the life of the lease term.

   The Company periodically reviews the carrying value of its fixed assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets." No impairment losses have been recognized to date.

 Revenue recognition

   The Company recognizes revenue from product sales upon shipment, provided that there are no significant remaining obligations, the sales price is fixed or determinable and collectibility is probable. Warranty costs are estimated and recorded at the time of product revenue recognition.

 Stock compensation

   The Company applies APB Opinion 25 ("APB 25") and related interpretations in accounting for its stock option plan and stock awards. Under APB 25, compensation expense is recognized to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized over the vesting period. The Company accounts for equity instruments issued to nonemployees in accordance with FAS 123.

 Research and development

   Research and development costs are expensed as incurred.

 Income taxes

   The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Unaudited interim financial information

   The unaudited interim financial information as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been prepared on a basis consistent with the annual audited financial statements. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. The operating results for any interim period are not necessarily indicative of the results for the entire year or for any future periods.

                               CIDRA CORPORATION

 Unaudited pro forma stockholders' equity

   If the offering contemplated in this prospectus is consummated, all of the mandatorily redeemable convertible preferred stock shares outstanding as of June 30, 2000 will automatically convert into 38,995,680 shares of common stock (the "Common Stock"). The unaudited pro forma presentation of the June 30, 2000 mandatorily redeemable convertible preferred stock and stockholders' equity (deficit) has been prepared assuming such conversion. Pro forma basic and diluted net loss per common share have been computed assuming the conversion of all outstanding shares of mandatorily redeemable preferred stock into common stock as of the beginning of the periods presented or as of the date of issuance, if later.

 Fair value of financial instruments

   The Company's financial instruments consist primarily of cash and cash equivalents, prepaid expenses, accounts payable and term loans. The carrying amounts of these instruments approximate their fair value.

 Net loss per share

   The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted net loss per share is computed by dividing net loss available for common stockholders by the weighted average number of common shares outstanding during the period less outstanding nonvested shares. Outstanding nonvested shares are not included in the computation of weighted average shares outstanding until the time-based vesting restrictions have lapsed.

   The Company has excluded the impact of all convertible preferred stock, common stock subject to repurchase, warrants for common stock and outstanding stock options from the calculation of diluted loss per common share because all such securities are antidilutive for all periods presented.

 Segment information

   Through June 30, 2000, the Company operated as one segment.

 Comprehensive income (loss)

   The Company reports comprehensive income (loss) in accordance with Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income." During the periods presented, comprehensive income was not materially different from net income.

 Recent accounting pronouncements

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." The interpretation clarifies the application of APB Opinion No. 25 in specified events, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events occurring during the period after December 15, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application for the final interpretation, no adjustments would be made to the financial statements for the periods before the effective date and no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. The adoption of this interpretation is not expected to have any effect on the accompanying financial statements.

                               CIDRA CORPORATION

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition." This bulletin, as amended by SAB 101A and SAB 101B, summarizes views of the Staff on the measurement and timing of revenue recognition in financial statements of public companies. We believe that our current revenue recognition policy complies with the guidelines in the bulletin.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the Board issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. The Company will become subject to SFAS No. 133 on January 1, 2001. The Company does not currently hold any derivative instruments and does not engage in hedging activities. The adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations.

3. Fixed Assets

                                                       December 31,
                                                       -------------  June 30,
                                                        1998   1999     2000
                                                       ------ ------ -----------
                                                                     (unaudited)
   Machinery and equipment............................ $3,631 $5,842   $ 9,586
   Furniture..........................................    288    487       916
   Software...........................................    212    372       415
   Leasehold improvements.............................    293    352     1,202
                                                       ------ ------   -------
                                                        4,424  7,053    12,119
   Less accumulated depreciation......................    542  1,706     2,544
                                                       ------ ------   -------
                                                       $3,882 $5,347   $ 9,575
                                                       ====== ======   =======

   Depreciation expense for the years ended 1997, 1998, 1999 and for the six months ended June 30, 2000 was $39,000, $503,000, $1,164,000 and $839,000,
respectively.

4. Other Assets

   On February 18, 1998, the Company entered into a stock purchase agreement with OptoPlan A.S. ("OptoPlan"), a Norwegian corporation. OptoPlan was organized to develop, produce and market an experimental single point quartz resonant fiber optic pressure sensor to be used in the oil and petroleum industry. In consideration for a 40% equity interest in OptoPlan, the Company issued 700,000 shares of its Common Stock. The Company's investment in OptoPlan was $214,000 at June 30, 2000 (unaudited) and $191,000 at December 31, 1999. The investment is accounted for under the equity method of accounting and is included within other assets.

   As part of the stock purchase agreement with OptoPlan, the Company has the right to purchase additional shares of OptoPlan common stock upon the occurrence of a triggering event, defined as the authorization by the Board of Directors to effect an initial public offering ("IPO") of the common stock of the Company. If the Company should fail to effect an IPO, fail to become acquired, or become insolvent, on or before the fourth anniversary of the share purchase agreement, OptoPlan may repurchase the stock owned by the Company. The Company also has the right of first refusal with respect to the sale of any shares of OptoPlan to a third party.

                               CIDRA CORPORATION

5. Debt

   In December 1998, the Company entered into a $5 million revolving credit facility with a bank. At December 31, 1999, approximately $3.5 million of notes payable were outstanding under this facility. The Company is required under this facility to comply with various financial and other covenants, including a requirement that the Company maintain account balances with the bank at least equal to the outstanding principal amount under the loan. However, in the event the Company maintains at least 90% of its funds in the bank, the Company is only required to maintain account balances with the bank at least equal to 50% of the outstanding principal amount under the loan. No commitment fees are due on unused portions of the facility.

   In October 1998, the Company entered into a master loan and security agreement to provide up to $5 million for capital equipment purchases. Individual notes payable under the agreement have monthly repayment terms of sixty months and bear interest at annual fixed rates ranging from 13.5% to 14.3%. The notes are secured by the underlying equipment.

   In August 1997, the Company entered into a $750,000 revolving equipment line of credit/term loan with a bank to finance up to eighty percent of capital equipment purchased. Interest is at the bank's prime rate plus 150 basis points. The loan is secured by the underlying equipment. Principal payments begin in January 2001 in 48 equal monthly payments.

   The following tables present information about the Company's debt balances:

                                                     December 31,
                                                     -------------  June 30,
                                                      1998   1999     2000
                                                     ------ ------ -----------
                                                                   (unaudited)
Term notes payable under master loan and security
 agreement.......................................... $1,200 $1,842   $2,498
Term note payable to bank; interest at bank's prime
 rate plus 1.5% (9.5% at June 30, 2000 and 8.5% at
 December 31, 1999); monthly principal payments
 commencing January 2001 and continuing through
 December 2004......................................    734    734      734
Note payable to bank; interest at bank's prime rate
 plus .125% (9.5% at June 30, 2000 and 8.5% at
 December 31, 1999); balance payable in full on
 December 31, 2000..................................  2,000  3,500    3,500
                                                     ------ ------   ------
                                                      3,934  6,076    6,732
Less current portion................................    243  3,960    4,251
                                                     ------ ------   ------
Long-term debt...................................... $3,691 $2,116   $2,481
                                                     ====== ======   ======

   Future maturities of long-term debt as of December 31, 1999 are as follows:

   2000.................................................................. $3,960
   2001..................................................................    678
   2002..................................................................    784
   2003..................................................................    443
   2004..................................................................    211
                                                                          ------
                                                                          $6,076
                                                                          ======

                               CIDRA CORPORATION

6. Mandatorily Redeemable Convertible Preferred Stock

   On April 28 and August 11, 1997, the Company issued 1,133,333 shares of Series A Cumulative Redeemable Convertible Voting Preferred Stock ("Series A Preferred Stock") for $3.00 per share. Concurrent with the August 1997 issuance, in accordance with anti-dilution provisions, the April 1997 preferred stock purchasers were issued an additional 141,828 shares.

   On February 12, 1998, the Company issued 2,489,272 shares of Series B Cumulative Redeemable Convertible Voting Preferred Stock ("Series B Preferred Stock") for $6.99 per share. The Series B Preferred Stock shares have the same characteristics as the Series A Preferred Stock issued in 1997.

   On April 13, June 28 and July 30, 1999, the Company issued 1,521,661, 51,282 and 51,282 shares, respectively, of Series C Cumulative Redeemable Convertible Voting Preferred Stock ("Series C Preferred Stock") for $19.50 per share. The Series C Preferred Stock shares have the same characteristics as the Series A and Series B Preferred Stock.

   On June 20, 2000, the Company issued 1,110,622 shares of Series D Cumulative Redeemable Convertible Voting Preferred Stock ("Series D Preferred Stock") for $90.00 per share (unaudited). The Series D Preferred Stock shares have the same characteristics as the Series A, Series B and Series C Preferred Stock, except that holders of Series D Preferred Stock also received warrants to purchase up to an aggregate number of shares of common stock equal to 5% of the shares sold to the public in an initial public offering. These warrants are exercisable at a price equal to the initial public offering price. The warrants may be exercised for a one-year period beginning on the day after the registration statement in connection with this offering is declared effective by the Securities and Exchange Commission ("SEC"). The warrants, which expire June 20, 2001 if an initial public offering is not effected, have an aggregate value of approximately $1,700,000 (unaudited) and have been recorded as a component of additional paid in capital.

   At the option of the preferred stockholders, shares are convertible 6 for 1 into Class A Common Stock, subject to adjustment for certain dilutive events and issues. The Series A, Series B, Series C and Series D Preferred Stock (collectively, the "Preferred Stock") will automatically convert into shares of Class A Common Stock upon the public offering of the Company's Common Stock if a minimum of $20 million is raised and the per share sales price is at least $22.50 per share. The Preferred Stock has voting rights equivalent to the number of shares of Common Stock into which it is convertible and also has a liquidation preference over the common stockholders. At June 30, 2000, the Company has reserved 38,995,680 (unaudited) shares of common stock for conversion of the Preferred Stock.

   Preferred Stock accrues dividends at 8% per annum of the initial purchase price, cumulative beginning April 28, 2000, February 12, 2001, April 13, 2002 and April 13, 2002 for the Series A, Series B, Series C and Series D (unaudited), respectively. Upon conversion of Preferred Stock to Common Stock, unpaid dividends shall be paid either in cash or Common Stock (at the then fair market value). Payments of Preferred Stock dividends are payable prior to dividends on Common Stock. During the six months ended June 30, 2000 the Company accrued $51,000 (unaudited) of such dividends.

   In the event of any voluntary or involuntary liquidation of the Company, the preferred stockholders shall be entitled to the original per share issuance price, plus any declared but unpaid dividends. Remaining assets, if any, shall be distributed to the Preferred and Common stockholders on a pro rata basis assuming full conversion of all such preferred stock. Under the terms of the Certificate of Incorporation, any acquisition, merger or consolidation which result in a majority ownership change will be deemed to be a liquidation of the Company, resulting in the redemption of the remaining preferred stockholder interest. Management does not consider any of the events that would trigger redemption to be probable.

                               CIDRA CORPORATION

   Shares of Preferred Stock shall, at the election of no less than 75% of the preferred stockholders, be redeemed by the Company, subject to the Company having funds legally available. The Preferred Stock will be redeemed in equal amounts on or about April 13, 2004, 2005 and 2006. The redemption price will be equal to the initial purchase price of the Preferred Stock, plus any accrued and unpaid dividends.

   As a requirement of the Preferred Stock issued to Connecticut Innovations, Inc. ("CII"), the Company must maintain its principal place of business, base a majority of its employees and conduct the majority of its operations in Connecticut. If the Company fails to maintain its Connecticut presence, CII has the right to redeem 290,141 shares of Series A Preferred Stock, 250,358 shares of Series B Preferred Stock, 134,154 shares of Series C Preferred Stock and 45,600 shares of Series D Preferred Stock at the greater of (i) the fair market value of the shares, or (ii) an amount equal to the initial purchase price plus an amount calculated to yield a 25% annually compounded rate of return. CII's redemption rights are also available to other preferred stockholders.

7. Stockholders' Deficit

 Common Stock

   The Company has authorized 67,200,000 shares of Class A Common Stock (the "Common Stock"), par value $.001.

   In 1997, the Company declared a 283 for 1 stock exchange, whereby the Common Stockholders received restricted Common Stock. Effective April 7, 2000, the Company declared a 2 for 1 stock split. The accompanying financial statements retroactively reflect these stock splits.

   The Company has adopted a Shareholders' Agreement, which provides for the granting of restricted Common Stock awards to employees, directors and non-employees, as determined by the Board of Directors. Under the Shareholders' Agreement, the Board of Directors determines the number of shares for each award, the rate at which each award vests, whether additional restrictions will be imposed, the period over which the employee may purchase the awarded shares and the purchase price of the stock to the employee. The restricted Common Stock issued vests twenty-five percent on the first anniversary date and monthly thereafter through the fourth year. As of December 31, 1999, the Company has 983,062 shares of restricted Common Stock subject to future vesting.

 Common Stock Options

   The Company's Board of Directors adopted the 1997 Stock Option Plan (the "Plan") for directors, consultants and key employees. The Plan permits the granting of incentive stock options and non-qualified stock options to purchase up to 7,400,000 shares of Common Stock.

   Options issued under the 1997 Stock Option plan vest twenty-five percent on the first anniversary date and monthly thereafter through the fourth year. The stock options are exercisable over a period of ten years from the date of grant.

                               CIDRA CORPORATION

   A summary of stock option activity under the Plan is as follows:

                                                Number of Shares Exercise Price
                                                ---------------- --------------
   Outstanding at December 31, 1996
     Granted...................................     2,768,250     $.0025-.1500
     Exercised.................................           --               --
     Forfeited.................................           --               --
                                                   ----------     ------------
   Outstanding at December 31, 1997............     2,768,250     $ .0025-.150
     Granted...................................     1,644,000       .1500-.225
     Exercised.................................      (422,974)      .0025-.075
     Forfeited.................................       (86,824)      .0025-.225
                                                   ----------     ------------
   Outstanding at December 31, 1998............     3,902,452     $ .0025-.225
     Granted...................................     1,035,000       .2250-.625
     Exercised.................................      (861,552)      .0750-.225
     Forfeited.................................      (185,624)      .1500-.625
                                                   ----------     ------------
   Outstanding at December 31, 1999............     3,890,276     $ .0025-.625
     Granted (unaudited).......................       691,270             .625
     Exercised (unaudited).....................    (1,157,264)      .0750-.625
     Forfeited (unaudited).....................       (32,500)            .625
                                                   ----------     ------------
   Outstanding at June 30, 2000 (unaudited)....     3,391,782     $ .0025-.625
                                                   ==========     ============

   In December 1997, all option holders were given the opportunity to convert any non-vested, non-qualified stock options into incentive stock options with an exercise price of $.15 per share. The vesting period for the options converted remained unchanged. Options to purchase an aggregate of 2,312,250 shares of common stock were converted into incentive stock options in 1998.

   The following summarizes additional information about stock options outstanding at December 31, 1999:

             Options Outstanding                         Options Exercisable
   ---------------------------------------------    ---------------------------------
                        Weighted
       Number            Average       Weighted         Number
     Outstanding        Remaining      Average        Exercisable
   at December 31,     Contractual     Exercise     at December 31,      Exercise
        1999              Life          Price            1999              Price
   ---------------     -----------     --------     ---------------      --------
      2,855,276          7.3-8.9        $.151           945,704         $.0025-.225
         61,000          9.0-9.2         .225               --                  --
        974,000          9.3-9.9         .625               --                  --
      ---------                                         -------         -----------
      3,890,276                                         945,704         $.0025-.225
      =========                                         =======         ===========

   If compensation expense had been recognized based on the fair value of options at their grant date, in accordance with Financial Accounting Standard No. 123 ("FAS 123"), the results of operations would have been as follows:

                                                    1997      1998      1999
                                                   -------  --------  --------
   Net loss:
     As reported.................................. $(2,375) $(12,715) $(21,056)
     Pro forma under FAS 123......................  (2,404)  (12,768)  (21,217)

   The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for options granted:

                               CIDRA CORPORATION

                                                1997        1998        1999
                                             ----------- ----------- -----------
   Risk free interest rate.................. 5.38%-6.86% 4.36%-5.56% 4.80%-6.38%
   Expected dividend yield..................        None        None        None
   Expected life of option..................     7 years     7 years     7 years
   Expected volatility......................          0%          0%          0%

   The above pro forma results are not necessarily indicative of future pro forma results. Future option grants will be valued using a volatility factor which will change the value of such options. At June 30, 2000 there were 4,968,210 shares (6,125,474 shares at December 31, 1999) of Common Stock reserved for the exercise of stock options.

 Deferred compensation

   During the year ended December 31, 1999 and the six months ended June 30, 1999 and 2000, the Company recorded non-cash deferred compensation of $2,225,000, $843,000 and $6,786,000, respectively. This represents the aggregate difference between the exercise price and the fair value of the common stock on the date of grant. Compensation expense will be recognized over the vesting period of the stock options using the accelerated attribution method.

8. Income Taxes

   The Company's gross deferred tax assets and liabilities were as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
   Gross deferred tax assets:
     Carryforwards:
       Net operating losses.................................... $6,284  $14,342
       Research and development tax credits....................    763    1,331
     Other.....................................................    --       575
                                                                ------  -------
                                                                 7,047   16,248
                                                                ------  -------
   Gross deferred tax liability:
     Depreciation..............................................    309      375
                                                                ------  -------
   Net deferred tax asset......................................  6,738   15,873
                                                                ------  -------
   Less: valuation allowance................................... (6,738) (15,873)
                                                                ------  -------
                                                                $  --   $   --
                                                                ======  =======

   The Company has provided a valuation allowance for the full amount of the deferred tax assets in excess of the deferred tax liability since management has not determined that it is more likely than not that the future benefit will be realized.

   At December 31, 1999, the Company had approximately $35.4 million of federal net operating loss carryforwards that begin to expire in the year 2012, approximately $34.6 million of state net operating loss carryforwards that begin to expire in 2002 and federal and state research and development tax credit carryforwards of approximately $1.3 million that begin to expire in the year 2012.

   The amount of the net operating loss and research and development tax credit carryforwards that may be utilized annually to offset future taxable income and tax liability will be limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

                               CIDRA CORPORATION

9. 401(k) Retirement Savings Plan

   The Company has a 401(k) Retirement Savings Plan covering substantially all of its employees, subject to certain eligibility requirements. Participants have the option of contributing up to 15% of their annual compensation. The Company did not make any matching contributions in 2000 or, 1999 or 1998.

10. Commitments and Contingencies

   The Company leases facilities and certain equipment under operating leases with varying terms, renewal options and expiration dates. Aggregate future minimum lease payments under non-cancelable operating leases at December 31, 1999 are as follows:

   2000.................................................................... $578
   2001....................................................................  589
   2002....................................................................  601
   2003....................................................................  597
   2004....................................................................  614
   Thereafter..............................................................  156

   Rent expense under non-cancelable operating leases for 1997, 1998 and 1999 was approximately $55,000, $416,000 and $554,000, respectively, and $381,000 for the six months ended June 30, 2000.

   In 1996, the Company entered into a Royalty License Agreement (the "Agreement"), whereby the Company obtained the exclusive right to a patented technology in exchange for 141,500 shares of the Company's Common Stock. Under the Agreement, the Company is obligated for royalty payments of up to 10% of the related product sales. The Company is obligated for minimum royalty payments of $500,000 through December 31, 1999, and subsequently the Company is obligated for minimum annual royalty payments of $350,000 for each calendar year thereafter. The Agreement will terminate in the event that the Company does not meet the minimum royalty payment requirements. Accrued royalties totaled $170,000, $500,000 and $175,000 at December 31, 1998 and 1999 and June
30, 2000, respectively.

   The Company is obligated under a $248,000 standby letter of credit with a bank. The beneficiary is the lessor of the Company's operating facility.

11. Related Parties

   During the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998, the Company received consulting services and purchased material from OptoPlan totaling $230,000, $941,000 and $666,000, respectively.

12. Subsequent events (unaudited)

   On September 20, 2000, the Company's Board of Directors accelerated the vesting of incentive stock options to make them immediately exercisable. In return for such acceleration, each employee agreed to execute a stock restriction agreement. Any stock purchased under such options becomes subject to a stock restriction which provides the Company an option to repurchase the stock at its original purchase price (the employee's exercise price) if the employee leaves prior to completion of their original vesting period. Such stock restriction expires ratable over the employee's original vesting term. Generally all options granted under the Plan after September 21, 2000 are immediately exercisable, subject to this same stock restriction agreement.

   On October 3, 2000, the Company's Board of Directors increased the number of shares authorized under the 1997 Stock Option Plan to 8,400,000 shares.

                                  [CiDRA logo]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee, The Nasdaq National Market Listing Fee and the NASD Filing Fee.

      SEC Registration Fee............................................ $ 39,600
      Nasdaq National Market Listing Fee..............................   90,000
      NASD Filing Fee.................................................   15,500
      Printing and Engraving Fees.....................................  150,000
      Legal Fees and Expenses.........................................  350,000
      Accounting Fees and Expenses....................................  250,000
      Blue Sky Fees and Expenses......................................   10,000
      Transfer Agent and Registrar Fees...............................   10,000
      Miscellaneous...................................................   34,900
                                                                       --------
        Total......................................................... $950,000
                                                                       ========

Item 14. Indemnification of Directors and Officers.

   Our certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of CiDRA Corporation or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, the certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

   Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

   Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Tenth of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

  . from any breach of the director's duty of loyalty to us or our stockholders;

  . from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  under Section 174 of the Delaware General Corporation Law; and

  . from any transaction from which the director derived an improper personal benefit.

   We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

   Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of CiDRA, our directors and officers who sign the Registration Statement and persons who control CiDRA, under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act. The following information gives effect to a 2-for-1 split of our common stock effected on April 7, 2000.

   (a) Issuances of Capital Stock and Warrants

   The sale and issuance of the securities described in paragraphs (1), (2),
(3), and (4) below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder. With respect to the issuance of the securities described in paragraph (5) an exemption from registration was unnecessary in that this transaction did not involve a "sale" of securities as this term is used in
Section 2(3) of the Securities Act.

  (1) On April 28, 1997 and August 11, 1997, we sold and issued a total of 1,275,161 shares of Series A Convertible Preferred Stock for $3.00 per share to four investors in a private placement. Each share of our Series A preferred stock is convertible into six shares of common stock.

  (2) On February 12, 1998, we sold and issued a total of 2,489,272 shares of Series B Convertible Preferred Stock for $6.99 per share to ten investors in a private placement. Each share of our Series B preferred stock is convertible into six shares of common stock.

  (3) On April 13, 1999, June 28, 1999 and July 30, 1999, we sold and issued a total of 1,624,225 shares of Series C Convertible Preferred Stock for $19.50 per share to 13 investors in a private placement. Each share of our Series C preferred stock is convertible into six shares of common stock.

  (4) On June 20, 2000, we sold and issued a total of 1,110,622 shares of Series D Convertible Preferred Stock for $90.00 per share to 65 investors in a private placement. Each share of our Series D preferred stock is convertible into six shares of common stock. In addition, these investors also received warrants to purchase up to an aggregate number of shares of common stock equal to five percent of the shares sold to the public in this offering. These warrants are exercisable at a price equal to the initial public offering price.

  (5) On February 18, 1998, we issued 700,000 shares of our common stock to one entity in exchange for a 40% equity interest in OptoPlan A.S., a Norwegian company.

   (b) Certain Grants and Exercises of Stock Options

   The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

   Pursuant to our stock plans and certain stand-alone stock option agreements, we have issued options to purchase an aggregate of 6,761,120 shares of common stock. Of these options:

  . options to purchase 314,948 shares of common stock have been canceled or lapsed without being exercised;

  . options to purchase 4,719,224 shares of common stock have been exercised, of which 1,829,040 shares are subject to a right of repurchase by us that lapses over time; and

  . options to purchase a total of 1,726,948 shares of common stock are currently outstanding, at a weighted average exercise price of $.83 per share.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  *1.1   Form of Underwriting Agreement.
   3.1   Fifth Restated Certificate of Incorporation of the Registrant.
  *3.1.1 Certificate of Amendment to the Fifth Restated Certificate of
         Incorporation of the Registrant.
  *3.2   Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
   3.3   Amended and Restated Bylaws of the Registrant.
  *3.4   Restated Bylaws of the Registrant to be effective upon completion of this offering.
  *4.1   Form of Common Stock Certificate.
  *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.,
         counsel to the Registrant, with respect to the legality of securities being registered.
 *10.1   The Registrant's 2000 Employee, Director and Consultant Stock Plan.
  10.2   The Registrant's 1997 Stock Option Plan.
 *10.3   The Registrant's 2000 Employee Stock Purchase Plan
  10.4   Preferred Stock Purchase Agreement dated June 20, 2000 by and among the Registrant and certain investors.
  10.5   Lease dated March 11, 1998, as amended on June 1, 1998, by and between
         WEI Barnes Road, LLC and the Registrant.
  10.6   Lease effective as of October 1, 2000 by and between 6750 Main Street,
         Inc. and the Registrant.
  10.7   Lease dated July 7, 2000, as amended, by and between D/S 16600 Park
         Row, Ltd. and the Registrant.
  10.8   The Registrant's 2000 Executive Loan Program.
  10.9   Consulting Services Contract dated August 1, 2000 by and between BP
         Exploration & Oil, Inc. and Amoco Production Company and the
         Registrant.
  11.1   Statement of Computation of Loss Per Share
  23.1   Consent of PricewaterhouseCoopers LLP
 *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1)
  24.1   Powers of Attorney (See page II-5)
  27.1   Financial Data Schedule

--------
 * To be filed by amendment.

   (b) Financial Statement Schedules

   Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wallingford, Connecticut, on October 11, 2000.

                                          CiDRA Corporation

                                                    /s/ F. Kevin Didden
                                          By: _________________________________
                                                      F. Kevin Didden
                                                President & Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   We the undersigned officers and directors of CiDRA Corporation, hereby severally constitute and appoint F. Kevin Didden, Faye A. Iseley and Michael Grillo, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              Signature                             Title                     Date
              ---------                             -----                     ----

         /s/ F. Kevin Didden           President, Chief Executive       October 11, 2000
______________________________________  Officer and Director (principal
           F. Kevin Didden              executive officer)

          /s/ Faye A. Iseley           Vice President and Chief         October 11, 2000
______________________________________  Financial Officer (principal
            Faye A. Iseley              financial and accounting
                                        officer)

          /s/ Alan D. Kersey           Director                         October 11, 2000
______________________________________
            Alan D. Kersey

         /s/ Will Honeybourne          Director                         October 11, 2000
______________________________________
           Will Honeybourne

              Signature                             Title                     Date
              ---------                             -----                     ----

           /s/ David Huber             Director                         October 11, 2000
______________________________________
          David Huber, Ph.D.

           /s/ David Palmer            Director                         October 11, 2000
______________________________________
             David Palmer

         /s/ Asmund Slogedal           Director                         October 11, 2000
______________________________________
           Asmund Slogedal

           /s/ John Spirtos            Director                         October 11, 2000
______________________________________
             John Spirtos

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  *1.1   Form of Underwriting Agreement.
   3.1   Fifth Restated Certificate of Incorporation of the Registrant.
  *3.1.1 Certificate of Amendment to the Fifth Restated Certificate of
         Incorporation of the Registrant.
  *3.2   Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
   3.3   Amended and Restated Bylaws of the Registrant.
  *3.4   Restated Bylaws of the Registrant to be effective upon completion of this offering.
  *4.1   Form of Common Stock Certificate.
  *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.,
         counsel to the Registrant, with respect to the legality of securities being registered.
 *10.1   The Registrant's 2000 Employee, Director and Consultant Stock Plan.
  10.2   The Registrant's 1997 Stock Option Plan.
 *10.3   The Registrant's 2000 Employee Stock Purchase Plan
  10.4   Preferred Stock Purchase Agreement dated June 20, 2000 by and among the Registrant and certain investors.
  10.5   Lease dated March 11, 1998, as amended on June 1, 1998, by and between
         WEI Barnes Road, LLC and the Registrant.
  10.6   Lease effective as of October 1, 2000 by and between 6750 Main Street,
         Inc. and the Registrant.
  10.7   Lease dated July 7, 2000, as amended, by and between D/S 16600 Park
         Row, Ltd. and the Registrant.
  10.8   The Registrant's 2000 Executive Loan Program.
  10.9   Consulting Services Contract dated August 1, 2000 by and between BP
         Exploration & Oil, Inc. and Amoco Production Company and the
         Registrant.
  11.1   Statement of Computation of Loss Per Share
  23.1   Consent of PricewaterhouseCoopers LLP
 *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1)
  24.1   Powers of Attorney (See page II-5)
  27.1   Financial Data Schedule

--------
 * To be filed by amendment.